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As filed with the Securities and Exchange Commission on February 5, 2004

Registration Number 333-109691

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EARTHLINK, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	58-2511877 (I.R.S. Employer Identification No.)
1375 Peachtree Street Atlanta, GA 30309 (404) 815-0770 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Charles G. Betty
Chief Executive Officer
EarthLink, Inc.
1375 Peachtree Street
Atlanta, GA 30309
(404) 815-0770
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Scott M. Hobby, Esq.
David M. Carter, Esq.
Hunton & Williams LLP
Bank of America Plaza, Suite 4100
600 Peachtree Street, N.E.
Atlanta, GA 30308-2216

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock $0.01 par value	206,765	$10.78	$2,229,320	$180.35(2)

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(j) of the Securities Act of 1933, as amended, based on the amount for which the securities were initially sold.

(2)
Registration fee previously paid on October 14, 2003.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS (Subject to Completion, February 5, 2004)

PROSPECTUS

EARTHLINK, INC.

206,765 SHARES
COMMON STOCK
RESCISSION OFFER

        EarthLink offers, under the terms and conditions described in the prospectus, to rescind the previous purchase of a total of 206,765 shares of EarthLink common stock by the trustee of the EarthLink, Inc. 401(k) Plan (including the MindSpring Enterprises, Inc. 401(k) Plan, the "401(k) Plan"), on behalf of certain current and former participants in the 401(k) Plan with their salary deferral or rollover contributions from February 4, 2000 through July 15, 2002 for (i) the consideration they paid for such common stock, plus interest from the date of purchase, or (ii) in the event any such participant has caused the sale of such common stock at a loss, the consideration paid, less the proceeds from the sale, plus interest. This rescission offer applies to purchases of EarthLink common stock during the period from February 4, 2000 through July 15, 2002, at prices ranging from $5.31 per share to $30.25 per share. The closing sale price of the common stock, as reported on the Nasdaq National Market, on February     , 2004 was $            .

        This rescission offer applies only to shares purchased on your behalf with salary deferral or rollover contributions under the 401(k) Plan.

        YOU ARE NOT REQUIRED TO ACCEPT THE RESCISSION OFFER. IF YOU ELECT TO ACCEPT THE RESCISSION OFFER, YOU MUST TENDER TO EARTHLINK ALL OF YOUR EARTHLINK COMMON STOCK PURCHASED ON YOUR BEHALF WITH SALARY DEFERRAL OR ROLLOVER CONTRIBUTIONS FROM FEBRUARY 4, 2000 THROUGH JULY 15, 2002. IF YOUR ACCEPTANCE IS NOT RECEIVED IN GOOD ORDER BY March     , 2004, YOU WILL BE DEEMED BY EARTHLINK TO HAVE REJECTED THE RESCISSION OFFER.

        The rescission offer will expire 30 business days from the date of this prospectus at the close of business on March     , 2004, the expiration date.

        The shares of EarthLink common stock subject to the rescission offer were not registered under the Securities Act of 1933. If you do not accept this rescission offer, shares of common stock subject to the rescission offer will become registered effective as of the expiration date of the rescission offer.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is February     , 2004.

        You should rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares of common stock.

        In this prospectus, "EarthLink," "we," "us" and "our" refer to EarthLink, Inc.

i

ANSWERS TO COMMON QUESTIONS

The questions and answers that follow are divided into six major sections:

  A.
  How the Rescission Offer Works

  B.
  Accepting the Rescission Offer

  C.
  Rejecting the Rescission Offer

  D.
  Effect of Accepting the Rescission Offer

  E.
  Special Information for Former Participants Who No Longer Have a 401(k) Plan Account

  F.
  How to Get More Information

Section A: How the Rescission Offer Works

1.

  Q:
  Why is EarthLink conducting this rescission offer?

  A:
  EarthLink is conducting this rescission offer because shares of EarthLink common stock that were purchased on your behalf with salary deferral or rollover contributions under the 401(k) Plan between February 4, 2000 and July 15, 2002 were not registered under the Securities Act of 1933. On July 16, 2002, EarthLink registered the shares of EarthLink common stock to be purchased under the 401(k) Plan on or after that date with salary deferral or rollover contributions.

  Because the offer and sale of shares of our common stock through the 401(k) Plan, as described above, may not have complied with federal securities registration requirements and federal and state securities disclosure requirements, the purchasers of these shares may be able to assert claims against us. In an effort to reduce the risk of claims being made against us in the future or, if made, the amount of potential liability, we are offering to rescind the purchase of these shares. Our rescission offer is not an admission that we did not comply with federal securities registration requirements or federal and state securities disclosure requirements nor is it a waiver by us of any applicable statutes of limitations.

2.

  Q:
  Are certain former participants in the MindSpring Enterprises, Inc. 401(k) Plan entitled to participate in this rescission offer?

  A:
  Yes, for shares of EarthLink common stock purchased with salary deferral or rollover contributions under the MindSpring Enterprises, Inc. 401(k) Plan (the "MindSpring Plan") on or after February 4, 2000. This offer is not applicable to shares that were in the 401(k) Plan on February 4, 2000, as those shares were previously properly registered. For examples of how to determine the impact of shares purchased prior to February 4, 2000 on the rescission offer, see examples 9 through 11 in "EXAMPLES: How Accepting the Rescission Offer Could Affect You."

3.

  Q:
  Does the rescission offer extend to shares that I purchased with money that was not deferred through the 401(k) Plan?

  A:
  No. This rescission offer does not apply to shares of EarthLink common stock that you may have purchased with money other than salary deferral or rollover contributions made to the 401(k) Plan or otherwise outside the 401(k) Plan. For example, it does not extend to purchases you may have made through your broker, mutual funds, exercises of stock options or the Stock-4-LESS program.

4.

  Q:
  May I accept the rescission offer for only a portion of the shares I own and that were purchased with my salary deferral or rollover contributions between February 4, 2000 and July 15, 2002?

  A:
  No. If you accept the rescission offer, then you must accept the offer for all of the shares of EarthLink common stock that were purchased with your salary deferral or rollover contributions under the 401(k) Plan during this Period. See example 2 in "EXAMPLES: How Accepting the Rescission Offer Could Affect You."

Section B: Accepting the Rescission Offer

1.

  Q:
  What must I do to accept this rescission offer?

  A:
  If you are a current 401(k) Plan participant, or a former 401(k) Plan participant (or beneficiary) who received a distribution from the 401(k) Plan in the form of cash, you must complete and submit the Acceptance Form A (Appendix A, page A-1) by March     , 2004 to accept the rescission offer.

    If you are a former 401(k) Plan participant (or beneficiary) who received a distribution from the 401(k) Plan in the form of EarthLink common stock, you must complete and submit the following forms and documentation by March     , 2004:

    •
    Acceptance Form B (Appendix B, page B-1), and

    •
    One of the three following options, depending on your individual circumstances:

    1.
    The stock certificate (if you have not sold the shares that you received in the distribution);

    2.
    Documentation of the date and price of the sale of EarthLink common stock, such as a broker's confirmation (if you have sold all of the shares that you received in the distribution); or

    3.
    The stock certificate for the shares that you did not sell AND documentation of the date and price of the sale of EarthLink common stock, such as a broker's confirmation (if you sold some, but not all, of the shares that you received in the distribution).

2.

  Q:
  May I still accept this rescission offer if I previously have sold some or all of the shares of EarthLink common stock that were purchased during the period from February 4, 2000 through July 15, 2002?

  A:
  Yes. If you have already sold some or all of the shares of EarthLink common stock that were purchased on your behalf with salary deferral or rollover contributions during the period from February 4, 2000 through July 15, 2002, and if you sold any of the shares for less than the purchase price, you may accept this rescission offer.

    The rescission offer is not applicable to the shares of EarthLink common stock that were purchased during this Period if the shares have been sold for more than the purchase price. However, if you have sold shares at a gain but have also sold shares at a loss, you may still accept the rescission offer with respect to the shares sold at a loss.

    For examples of how to determine whether you will be considered to have sold shares for more or less than the purchase price, see examples 4 through 11 in "EXAMPLES: How Accepting the Rescission Offer Could Affect You."

3.

  Q:
  Where do I mail my acceptance of the rescission offer?

  A:
  If Acceptance Form A applies to you, send the required form to:

      Putnam Investments
      Location 85
      P. O. Box 9747
      Providence, RI 02940-9747

    If Acceptance Form B applies to you, send all of the required forms and documents to:

      EarthLink, Inc.
      401(k) Plan Rescission Offer
      1375 Peachtree Street, NW
      Mail Stop 1a 7-39
      Atlanta, Georgia 30309

4.

  Q:
  If I accept the rescission offer, can I sell the shares of EarthLink common stock held in my 401(k) Plan account?

  A:
  If you accept the rescission offer, you may not sell shares of EarthLink common stock unless you revoke such acceptance. In addition, you will be unable to perform any transactions within the 401(k) Plan to or from EarthLink common stock from March     , 2004 through April     , 2004 so that EarthLink can administer completion of the rescission offer. During this period, you will continue to be able to allocate your salary deferral or rollover contributions to EarthLink common stock and transfer money held in your 401(k) Plan account to and from all other investment funds offered under the 401(k) Plan.

5.

  Q:
  What if I change my mind after accepting the rescission offer?

  A:
  You may not change your election to accept the rescission offer after the expiration date, March     , 2004. However, if, prior to that date, you send your acceptance of the rescission offer and subsequently decide that you would prefer to reject the rescission offer, then you may reject the rescission offer by sending a notice to EarthLink, Inc., 401(k) Plan Rescission Offer, 1375 Peachtree Street, NW, Mail Stop 1a 7-39, Atlanta, Georgia 30309. Your rejection notice must include the plan name (EarthLink, Inc. 401(k) Plan), the plan number (001), your name, your social security number and a clear indication that you are rejecting the rescission offer and must be received no later than March     , 2004.

6.

  Q:
  What is the deadline for accepting the rescission offer?

  A:
  Your acceptance, including all completed and signed forms and supporting documentation, must be received no later than the close of business on March     , 2004. This deadline is not flexible. If you do not submit an acceptance of the offer, or if all forms and documentation required to accept the offer are not received by March     , 2004, then you will be automatically deemed to have rejected the rescission offer.

Section C: Rejecting the Rescission Offer

1.

  Q:
  How do I reject the rescission offer?

  A:
  You need not do anything to reject the rescission offer. Simply let the offer expire. You need not contact EarthLink to reject the rescission offer.

2.

  Q:
  Am I obligated to accept the rescission offer?

  A:
  No. You are not obligated in any way to accept the rescission offer.

3.

  Q:
  What are the consequences to me if I do not accept the rescission offer?

  A:
  There will be no change in your 401(k) Plan account. The shares of EarthLink common stock will remain in your 401(k) Plan account as registered shares, and this rescission offer will not affect your ability to sell these shares.

  Our primary purpose in making the rescission offer is to extinguish or reduce our contingent liabilities under federal and state securities laws. It is unclear whether our rescission offer will extinguish our liability, if any, for our potential securities law violations. Whether our rescission offer will extinguish our contingent liability depends in part on whether a court or the SEC would view acceptance or non-acceptance of our rescission offer as a waiver precluded by applicable federal or state securities laws. The staff of the SEC takes the position that a person's federal right of rescission may survive a rescission offer. Nevertheless, there have been certain instances in which a court has indicated that non-acceptance of a rescission offer could terminate a company's liability for rescission damages under federal law. Each person is urged to consider this possibility with respect to our rescission offer. Generally, the statute of limitations for non-compliance with the requirement to register securities under the federal securities laws is one year and non-compliance with the requirement to provide proper disclosure is five years (reduced to two years after the discovery of the facts constituting the violation). Statutes of limitations under state laws vary by state, with the limitation time period under many state statutes typically not beginning until the facts giving rise to a violation are known. We may assert, among other defenses, in any litigation initiated by a person eligible to participate in this rescission offer who accepts or rejects the rescission offer, that such person is estopped from asserting such claims. Our rescission offer is not an admission that we did not comply with federal securities registration requirements or federal and state disclosure requirements nor is it a waiver by us of any applicable statute of limitations.

  The above discussion relates primarily to your potential rescission rights and does not address in detail the antifraud provisions of applicable federal and state securities laws or rights under common law or equity. We urge you to consult with an attorney regarding all of your legal rights and remedies before deciding whether or not to accept our rescission offer.

Section D: Effect of Accepting the Rescission Offer

1.

  Q:
  What will I receive if I accept the rescission offer?

  A:
  If you accept the rescission offer, and if you have not transferred the value of applicable EarthLink common stock to other investment funds under the 401(k) Plan (if you have made a transfer, see below), a two-step process will occur:

  First, your 401(k) Plan account will be reduced by the number of shares of EarthLink common stock that were purchased with salary deferral or rollover contributions during the relevant time period.

    Second, your 401(k) Plan account will be credited with an amount based on your purchase price of the applicable EarthLink common stock purchased, plus interest. The amount credited to your 401(k) Plan account will be reinvested pursuant to your current allocation election for new contributions.

    For examples of how to calculate the amounts that may be credited to your account if you accept the offer and have not transferred the value of applicable EarthLink common stock to other investment funds, see examples 1 through 3 in "EXAMPLES: How Accepting the Rescission Offer Could Affect You."

2.

  Q:
  What will I receive if I transferred the value of the EarthLink common stock purchased during the Period to other investment funds under the 401(k) Plan, so that I no longer have EarthLink common stock in my account?

  A:
  If you realized a gain upon the sale of all shares purchased during the Period, then you are not eligible to accept the rescission offer. If you realized losses upon the sale of some or all of the shares purchased during the Period, then if you accept the rescission offer, your 401(k) Plan account will be credited with an amount based on the price paid for the applicable EarthLink common stock, minus an amount attributable to the price at which you sold your shares for purposes of transferring the value of EarthLink common stock to other investment funds, plus interest. The amount credited to your 401(k) Plan account will be reinvested pursuant to your current allocation election for new contributions.

    For examples of how to determine a gain or loss in a situation where you sold shares in the 401(k) Plan, including how to calculate amounts that may be credited to your account if you accept the rescission offer, see examples 4 through 11 in "EXAMPLES: How Accepting the Rescission Offer Could Affect You."

3.

  Q:
  What will I receive if I transferred some of the value of the EarthLink common stock to other investment funds under the 401(k) Plan, but still have some of the EarthLink common stock in my 401(k) Plan account?

  A:
  If you accept the rescission offer, and if you transferred some but not all of the value of the applicable EarthLink common stock to other investment funds and the value per share you would receive upon accepting the rescission offer is greater than the fair market value per share of EarthLink common stock on the date the rescission offer expires, then:

    First, your 401(k) Plan account will be reduced by the number of shares of applicable EarthLink common stock that remain in your 401(k) Plan account.

    Second, your 401(k) Plan account will be credited with an amount based on your purchase price of the applicable EarthLink common stock that you still hold on the date your acceptance of the rescission offer is processed, plus interest.

    Third, your 401(k) Plan account will be credited with an amount based on the purchase price paid for the applicable EarthLink common stock that you later transferred, minus an amount attributable to the price at which you transferred the EarthLink common stock to other investment funds, plus interest, but only if you realized a loss upon transfer.

    The amount credited to your 401(k) Plan account will be reinvested pursuant to your current allocation election for new contributions to the 401(k) Plan.

    For examples of how to determine a gain or loss in a situation where you sold some shares in the 401(k) Plan, including how to calculate amounts that may be credited to your account if you accept the rescission offer, see examples 5, 7, 8, and 11 in "EXAMPLES: How Accepting the Rescission Offer Could Affect You."

4.

  Q:
  What will happen if I accept this rescission offer but the amount I would receive for the shares by accepting the rescission offer is less than the fair market value of EarthLink common stock on March     , 2004, the day of expiration of the rescission offer?

  A:
  If you submit an acceptance of the rescission offer under these circumstances, your acceptance will be deemed rejected as of March     , 2004. You will be able to sell your shares of EarthLink common stock as of the first business day after March     , 2004.

    For an example of how to determine whether acceptance of the rescission offer will be rejected because the fair market value of EarthLink common stock is greater than what you would receive as a result of accepting the rescission offer, see example 3 in "EXAMPLES: How Accepting the Rescission Offer Could Affect You."

5.

  Q:
  What if I took a loan from the 401(k) Plan?

  A:
  If you accept the rescission offer, the calculation that will take place will not differ if you took a loan from the 401(k) Plan. If you took a loan from the 401(k) Plan, and if EarthLink common stock was transferred out of your 401(k) Plan account to fund your loan, then that transaction (to the extent related to salary deferral or rollover contributions) will be treated, for purposes of this rescission offer, like a transfer from EarthLink common stock to another investment fund under the 401(k) Plan. (See "What will I receive if I transferred the value of the EarthLink common stock purchased during the Period to other investment funds under the 401(k) Plan, so that I no longer have EarthLink common stock in my account?" above.)

    Similarly, if you took a loan from the 401(k) Plan out of your salary deferral or rollover contributions, and if you purchased shares of EarthLink common stock between February 4, 2000 and July 15, 2002 with your loan repayment withholdings, then those shares will be eligible for this rescission offer. If you have an outstanding loan from the 401(k) Plan, the amount that you are required to repay will not change as a result of your acceptance or rejection of this rescission offer.

6.

  Q:
  How will the price that EarthLink will pay for the shares that were purchased with my salary deferral or rollover contributions between February 4, 2000 and July 15, 2002 be determined?

  A:
  The price that EarthLink will pay if you accept the rescission offer is based on a calculation of the price at which purchases of EarthLink common stock were made. The "first-in-first-out" ("FIFO") method, an accounting method, will be used to calculate this price. For further information, see "EXAMPLES: How Accepting the Rescission Offer Could Affect You."

7.

  Q:
  How will interest be calculated?

  A:
  Interest will be paid to you at an annual rate of 10%. Interest will be calculated based on the time period from the date that the shares were purchased on your behalf through the date proceeds from the rescission offer are credited to the 401(k) Plan. For further information, see "EXAMPLES: How Accepting the Rescission Offer Could Affect You."

8.

  Q:
  When will proceeds from the rescission offer be credited to my 401(k) Plan account?

  A:
  If you accept the rescission offer, the proceeds to which you are entitled will be credited to your 401(k) Plan account as soon as administratively feasible after March     , 2004, the deadline for accepting this rescission offer.

9.

  Q:
  Can I take a distribution of the amount credited to my 401(k) Plan account?

  A:
  Yes, if you are otherwise eligible for a distribution under the terms of the 401(k) Plan. You are generally eligible for a distribution from the 401(k) Plan if you have reached age 59 1/2 or if you are no longer employed by EarthLink.

Section E: Special Information for Former Participants Who No Longer Have a 401(k) Plan Account

1.

  Q:
  What will I receive if I no longer have a 401(k) Plan account and took my distribution in the form of shares of EarthLink common stock?

  A:
  Since you took a stock distribution from the 401(k) Plan in the form of common stock, you may have special tax considerations—referred to as "Net Unrealized Appreciation" or "NUA"—that apply to any sale of your EarthLink common stock. Accordingly, you are strongly advised to consult with your tax advisor before accepting this rescission offer.

    If you accept the rescission offer, a three-step process will occur:

    First, you will tender the applicable shares to EarthLink. Specifically, you will give the stock certificate (or other evidence of stock ownership, as explained on the instructions to accept the rescission offer) to EarthLink as part of your acceptance of this rescission offer. After you tender your shares, you will no longer own the shares of EarthLink common stock.

    Second, the price that was paid to purchase the EarthLink common stock on your behalf with salary deferral or rollover contributions during the relevant time period will be paid by means of a check made payable to you.

    Third, a new 401(k) Plan account will be established on your behalf for the interest only. Interest will be invested in your 401(k) Plan account in the Putnam Money Market Fund until you take action to reinvest those proceeds in one or more of the investment funds offered under the 401(k) Plan and/or until your proceeds are distributed from the 401(k) Plan.

    For an example of how acceptance of the rescission offer applies when a distribution was taken from the 401(k) Plan in the form of shares of EarthLink common stock, see example 12 in "EXAMPLES: How Accepting the Rescission Offer Could Affect You."

2.

  Q:
  What will I receive if I no longer have a 401(k) Plan account and took my distribution in the form of shares of EarthLink common stock, and have since sold the shares at a loss?

  A:
  If you accept the rescission offer and provide evidence satisfactory to EarthLink of the sale of the EarthLink common stock (such as a broker's confirmation), then a two-step process will occur:

    First, the price paid for the shares of EarthLink common stock purchased on your behalf, minus the proceeds you received from your sale of the shares of EarthLink common stock, will be paid directly to you.

    Second, a new 401(k) Plan account will be established on your behalf for the interest only. Interest will be invested in your 401(k) Plan account in the Putnam Money Market Fund until you take action to reinvest those proceeds in one or more of the investment funds offered under the 401(k) Plan and/or until your proceeds are distributed from the 401(k) Plan.

3.

  Q:
  What will I receive if I no longer have a 401(k) Plan account, held the EarthLink common stock in my account at the time of my distribution, and chose to take my distribution in the form of cash?

  A:
  If you accept the rescission offer, then a new 401(k) Plan account will be established on your behalf. An amount based on the purchase price paid for the shares of EarthLink common stock purchased on your behalf, minus an amount attributable to the cash distributed to you for such shares, plus interest, will be credited to your new 401(k) Plan account. The amount will be invested in your 401(k) Plan account in the Putnam Money Market Fund until you take action to reinvest those proceeds in one or more of the investment funds offered under the 401(k) Plan and/or until your proceeds are distributed from the 401(k) Plan.

4.

  Q:
  What will I receive if I no longer have a 401(k) Plan account, and did not have EarthLink common stock in my account at the time of my distribution?

  A:
  If you accept the rescission offer and if EarthLink common stock was purchased on your behalf with salary deferral or rollover contributions during the period February 4, 2000 through July 15, 2002, then a new 401(k) Plan account will be established on your behalf. An amount based on the purchase price paid for the shares of EarthLink common stock purchased on your behalf, minus an amount attributable to the price at which you sold your shares for purposes of transferring the value of EarthLink common stock to other investment funds, plus interest, will be credited to your new account, if the sale of any of your shares was at a loss. The amount will be invested in your 401(k) Plan account in the Putnam Money Market Fund until you take action to reinvest those proceeds in one or more of the investment funds offered under the 401(k) Plan and/or until your proceeds are distributed from the 401(k) Plan.

5.

  Q:
  Can I transfer the amount credited to my new 401(k) Plan account out of the Putnam Money Market Fund to another investment fund offered by the 401(k) Plan?

  A:
  Yes. Once a new 401(k) Plan account is established on your behalf, you will have the opportunity to transfer money among the 401(k) Plan investment funds just like any other participant in the 401(k) Plan. To obtain a personal identification number ("PIN") for use on the online system, please call Putnam Investments at [phone number].

Section F: How to Get More Information

        You may call [hotline number] between the hours of 9:00 a.m. and 5:00 p.m., Eastern time, with any questions concerning the rescission offer. We will be unable to answer any questions regarding tax advice, and accordingly, you should consult with your tax advisor regarding your tax consequences.

REMEMBER

YOUR ACCEPTANCE MUST BE RECEIVED BY MARCH     , 2004

SEND YOUR ACCEPTANCE IN THE ENCLOSED SELF-ADDRESSED ENVELOPE.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy materials that we have filed with the SEC, including this registration statement, at the following SEC public reference room:

  450 Fifth Street, N.W.
  Room 1024
  Washington, D.C. 20549

        Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

        Our common stock is quoted on the Nasdaq National Market under the symbol "ELNK," and our SEC filings can also be read at the following Nasdaq address:

  Nasdaq Operations
  1801 K. Street
  Washington, D.C. 20002

        Our SEC filings are also available to the public on the SEC's website at http://www.sec.gov.

INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file after the date of this prospectus and before the termination of the offering contemplated by this prospectus will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below that we have filed or may file with the SEC (File No. 001-15605):

  (i)
  Our Annual Report on Form 10-K for the year ended December 31, 2002 (as amended) and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003;

  (ii)
  Our Current Reports on Form 8-K dated April 3, 2003, October 29, 2003 and November 20, 2003;

  (iii)
  The description of our common stock contained in our Registration Statement on Form 8-A, including information incorporated by reference from our Registration Statement on Form S-4 (Registration No. 333-94177), filed with the SEC on January 7, 2000; and

  (iv)
  Any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the offered securities to which this prospectus (and any accompanying prospectus supplement) relates are sold or the offering is otherwise terminated.

        You may request a copy of these filings, at no cost, by writing to us at the following address or telephoning us at (404) 815-0770 between the hours of 9:00 a.m. and 4:00 p.m., Eastern time:

    Investor Relations
    EarthLink, Inc.
    1375 Peachtree Street, N.W.
    Atlanta, Georgia 30309
    investorrelations@corp.earthlink.net

        In previously filed reports pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference into this Form S-3, EarthLink has reported certain financial information that was calculated and presented on a basis not determined in accordance with accounting principles generally accepted in the United States ("GAAP"). Set forth below are reconciliations of the disclosed non-GAAP financial measures to the most directly comparable GAAP financial measures.

	Year Ended December 31,						Three months Ended March 31,
	2000	% of Revenue	2001	% of Revenue	2002	% of Revenue	2002	% of Revenue	2003	% of Revenue
Reconciliation of net loss to EBITDA (a non-GAAP measure)(1):
Net loss	$(345,922)		$(341,061)		$(148,033)
Income tax benefit	(2,394)		—		—
Interest income and other, net	(50,385)		(25,469)		(12,638)
Write-off of investments in other companies(2)	3,900		10,000		650
Depreciation and amortization	205,552		329,210		217,621
Non-cash facility exit costs(3)	—		—		1,282
Intangible asset write-off(4)	—		11,252		—

EBITDA (a non-GAAP measure)(1)	$(189,249)		$(16,068)		$58,882

Gross Margins Before Sales Incentives(5)
Total revenues	$986,630		$1,244,928		$1,357,421		$333,410		$353,749
Total cost of revenues	424,417		577,433		581,650		152,526		136,886
Sales incentives	(56,284)		(67,919)		(37,669)		(17,674)		(5,340)

Telecommunications service and equipment costs	368,133		509,514		543,981		134,852		131,546

Gross margins before sales incentives(5)	$618,497	63%	$735,414	59%	$813,440	60%	$198,558	60%	$222,203	63%

(1)
Represents net loss before depreciation and amortization, interest income and expense, income tax benefit, investment write-offs, and certain facility exit costs. EBITDA is not determined in accordance with accounting principles generally accepted in the United States, is not indicative of cash provided or used by operating activities and may differ from comparable information provided by other companies. EBITDA should not be considered in isolation, as an alternative to, or more meaningful than measures of performance determined in accordance with accounting principles generally accepted in the United States. EBITDA is a measure commonly used in EarthLink's industry and is included in certain filings incorporated by reference because EarthLink believes EBITDA provides relevant and useful information to its investors. Since the elements of EBITDA are determined using the accrual basis of accounting and EBITDA excludes the effects of certain capital, financing, acquisition-related and facility exit costs, investors should use it to analyze and compare companies on the basis of operating performance. EarthLink utilizes and has disclosed EBITDA to provide additional information with respect to its ability to meet future capital expenditures and working capital requirements, to incur additional indebtedness and to fund continued growth. EarthLink also uses this financial performance measure to evaluate the performance of its business, for budget planning purposes and as a factor in its employee compensation programs.

(2)
EarthLink has made investments in a number of other companies including eCompanies Venture Group, L.P., ("EVG"), a limited partnership formed to invest in domestic emerging Internet-related companies. Sky Dayton, EarthLink Network's founder and Chairman of the Board of Directors, is a founding partner in EVG. Management regularly evaluates the recoverability of its investments in other companies based on the performance and the financial position of those companies as well as other evidence of market value. The write-off of investments in other companies represents losses incurred to write those investments down to their estimated realizable value. This included charges of $2.5 million, $6.0 million and $0.7 million during the years ended December 31, 2000, 2001 and 2002, respectively, to write-down EarthLink's investment in EVG. EVG has an affiliation with eCompanies, LLC ("eCompanies"). Sky Dayton, EarthLink's Chairman of the Board of Directors, is a founder and director of eCompanies.

(3)
Represents non-cash facility exit costs associated with closing the Phoenix call center facility. In connection with the closing of the facility, EarthLink incurred approximately $3.5 million of costs, including $2.2 million of cash costs associated with personnel, employee related, and contract termination costs and $1.3 million of non-cash costs associated with the write-off of fixed assets associated with the facility, primarily leasehold improvements.

(4)
In February 2001, EarthLink renegotiated its commercial and governance arrangements with Sprint Corporation ("Sprint"). As a result of the renegotiation, EarthLink recorded a non-cash charge of approximately $11.3 million to write-off unamortized assets related to its marketing and co-branding agreements with Sprint.

(5)
Gross margins before sales incentives is a measure of performance not determined in accordance with accounting principles generally accepted in the United States. EarthLink utilizes and has presented gross margins before sales incentives to allow investors to analyze margins on direct telecommunications service and equipment costs incurred to generate revenues. Gross margins before sales incentives should not be considered in isolation, as an alternative to or more meaningful than measures of financial performance determined in accordance with accounting principles generally accepted in the United States and may differ materially from comparable information provided by other companies.

 RISK FACTORS

        An investment in our common stock involves risks. You should carefully consider the following risk factor relating to our rescission offer in addition to the risks identified in "Cautionary Statement Regarding Forward-Looking Statements" below and in our other filings with the Securities and Exchange Commission incorporated by reference in this prospectus.

        Our rescission offer may not bar claims relating to our possible non-compliance with securities laws and we may continue to be contingently liable for rescission or damages in an indeterminate amount which could result in an adverse effect on our financial condition.

        In addition, it is not certain that our rescission offer will have the effect of barring claims relating to our possible non-compliance with applicable federal and state securities laws. The rights remaining to the recipients of a rescission offer are not clearly delineated under the federal or most state securities laws. The staff of the SEC has taken the position that a person's federal right of rescission may survive a rescission offer. If a person accepts the rescission offer, we believe our potential liability to that person will be eliminated. Should the rescission offer be rejected by any or all recipients, we may continue to be contingently liable for rescission or damages in an indeterminate amount which could result in an adverse effect on our financial condition. In addition, our rescission offer will not prevent regulators from pursuing enforcement actions or imposing penalties and fines against us with respect to any violations of securities laws.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and our filings under the Securities Exchange Act of 1934 incorporated by reference in this prospectus include "forward-looking" statements (rather than historical facts) that are subject to risks and uncertainties that could cause actual results to differ materially from those described. Although we believe that the expectations expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. With respect to such forward-looking statements, EarthLink seeks the protections afforded by the Private Securities Litigation Reform Act of 1995. These risks include, without limitation, (1) that we may not be able to successfully implement our broadband strategy which would materially and adversely affect our subscriber growth rates and future overall revenues; (2) that we may not successfully enhance existing or develop new products and services in a cost-effective manner to meet customer demand in the rapidly evolving market for Internet services; (3) that our service offerings may fail to be competitive with existing and new competitors; (4) that competitive product, price or marketing pressures could cause us to lose existing customers to competitors, or may cause us to reduce, or prevent us from raising prices for our services; (5) that our commercial and alliance arrangements, including marketing arrangements with Sprint, may be terminated or may not be as beneficial to us as management anticipates; (6) that declining levels of economic activity, increasing maturity of the market for Internet access, or fluctuations in the use of the Internet could negatively impact our subscriber growth rates and incremental revenue levels; (7) that we may experience other difficulties that limit our growth potential or lower future overall revenues; (8) that service interruptions could harm our business; (9) that we have historically not been profitable and we may not be able to sustain profitability; (10) that our third-party network providers may be unwilling or unable to provide Internet access; (11) that we may be unable to maintain or increase our customer levels if we do not have uninterrupted and reasonably priced access to local and long-distance telecommunications systems for delivering dial-up and/or broadband access, including, specifically, that integrated local exchange carriers and cable companies may not provide last mile broadband access to us on a wholesale basis or on terms or at prices that allow us to grow and be profitable in the broadband market; (12) that we may not be able to protect our proprietary technologies or successfully defend infringement claims and may be required to enter licensing arrangements on unfavorable terms; (13) that government regulations could force us to change our business practices; (14) that we may not experience the level of benefits we expect in connection with streamlining our call centers and may not otherwise be able to contain our costs; and (15) that some other unforeseen difficulties may occur. This list is intended to identify some of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included in this prospectus and other filings incorporated by reference. These factors are not intended to represent a complete list of all risk factors and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements included in EarthLink's other filings with the SEC.

THE COMPANY

        EarthLink is a leading Internet service provider ("ISP") headquartered in Atlanta, Georgia, providing nationwide Internet access and related services to approximately five million individual and business customers. We are one of the largest ISPs in the U.S. with annual revenues in excess of $1.0 billion. We principally provide narrowband and broadband, or high-speed, Internet access to our subscribers. Our narrowband access services, including wireless access, consist of providing subscribers with dial-up Internet access and associated equipment. Our broadband access services consist of providing high-speed, high-capacity access services including digital subscriber line ("DSL"), cable, satellite and dedicated circuit services. We also provide web hosting and advertising services.

        Our principal executive offices are located at 1375 Peachtree Street, Atlanta, Georgia 30309, and our telephone number is (404) 815-0770.

Recent Developments

        On January 21, 2004, we issued a press release announcing financial and certain operating results for the three and twelve months ended December 31, 2003. The following table sets forth these results.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2002	2003	2002	2003
	(unaudited) (dollars in thousands, except per share data)
Statement of Operations Data
Revenues:
Narrowband access	$257,621	$230,431	$1,037,829	$965,025
Broadband access	72,191	98,190	250,591	361,124
Web hosting	13,053	12,319	53,210	49,902
Content, commerce and advertising	4,989	7,636	15,791	25,879

Total revenues	347,854	348,576	1,357,421	1,401,930
Operating costs and expenses:
Telecommunications service and equipment costs	139,547	120,454	543,981	519,149
Sales incentives	2,294	4,350	37,669	21,176

Total cost of revenues	141,841	124,804	581,650	540,325
Sales and marketing	97,840	100,237	373,481	382,965
Operations and customer support	81,550	73,331	324,555	297,045
General and administrative	31,692	30,850	123,379	127,664
Acquisition-related amortization (1)	26,216	8,680	110,885	84,299
Facility exit costs (2)	3,492	—	3,492	36,596

Total operating costs and expenses	382,631	337,902	1,517,442	1,468,894

Income (loss) from operations	(34,777)	10,674	(160,021)	(66,964)
Interest income and other, net	1,870	44	11,988	4,770

Net income (loss) (3)	(32,907)	10,718	(148,033)	(62,194)
Deductions for accretion dividends (4)	(3,996)	—	(19,987)	(4,586)

Net income (loss) attributable to common stockholders	$(36,903)	$10,718	$(168,020)	$(66,780)

Basic net income (loss) per share	$(0.24)	$0.07	$(1.11)	$(0.42)

Diluted net income (loss) per share	$(0.24)	$0.07	$(1.11)	$(0.42)

Basic weighted average common shares outstanding	154,473	159,399	151,355	157,321

Diluted weighted average common shares outstanding	154,473	162,774	151,355	157,321

Other Data

	December 31, 2002	September 30, 2003	December 31, 2003
	(unaudited) (dollars in thousands)
Balance Sheet Data:
Cash and marketable securities	$515,437	$466,614	$487,865
Stockholders' equity	692,300	539,750	543,663

	December 31, 2002	September 30, 2003	December 31, 2003
	(unaudited)
Key Operating Data:
Narrowband subscribers	4,035,000	3,841,000	3,984,000
Broadband subscribers	779,000	953,000	1,061,000
Web hosting accounts	173,000	164,000	161,000

Total subscriber count at end of period	4,987,000	4,958,000	5,206,000

Footnotes:

  1.
  Represents amortization of acquired subscriber bases for the three and twelve months ended December 31, 2002 and 2003.

  2.
  On January 28, 2003, EarthLink announced a plan to streamline its call center facilities to increase operational efficiencies and reduce costs. In connection with the plan, EarthLink closed its call center operations in Seattle, Washington; Dallas, Texas; Sacramento, California; and Pasadena, California. Customer inquiries previously handled by these facilities have been transitioned to the Atlanta, Georgia; Harrisburg, Pennsylvania; and Roseville, California call center facilities as well as to outsourced call center providers. The plan directly impacted 1,220 employees and resulted in a net reduction of 920 employees, primarily customer support personnel. As a result of the plan, EarthLink recorded facility exit costs of $36.6 million which are comprised of the following items (in thousands):

Severance, employee and personnel related costs	$10,737
Real estate and service termination costs	18,207
Fixed asset impairments	7,652

Total facility exit costs	$36,596

  3.
  EarthLink has historically reported net losses and, in accordance with accounting principles generally accepted in the United States, has not recorded any income tax benefits from those losses. EarthLink reported net income for the third and fourth quarters of 2003 but reported a net loss for the year ended December 31, 2003. Therefore, EarthLink has recorded income taxes at an effective annual tax rate of 0% throughout 2003 in consideration of the benefit of prior year losses. EarthLink has provided a valuation allowance against its deferred tax assets, consisting primarily of net operating loss carryforwards, and may recognize additional benefits of deferred tax assets in periods when they are estimated to be realizable.

  4.
  Reflects the accretion of Liquidation Dividends on Series A and Series B convertible preferred stock at a 3% annual rate, compounded quarterly, and the accretion of a dividend related to the beneficial conversion feature in accordance with Emerging Issues Task Force Issue No. 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios." During the three months ended June 30, 2003, all remaining Series A and Series B convertible preferred stock were converted to common stock, and as a result, there are currently no outstanding shares of convertible preferred stock.

        On January 6, 2004, we issued a press release announcing a comprehensive plan to restructure our contact center operations. Under the plan, we will close our contact center operations in Harrisburg, Pennsylvania, Roseville, California, San Jose, California, and Pasadena, California and reduce our contact center operations in Atlanta by the end of the first quarter of 2004. Approximately 1,300 employees will be directly impacted. We expect to record facility exit costs of approximately $36.0 million in the first quarter associated with this restructuring. These costs include approximately $13.0 million for certain employee-related costs, $14.0 million for lease termination costs and $9.0 million for non-cash asset write-offs.

PRICE RANGE OF COMMON STOCK

        Our common stock is traded on the Nasdaq National Market under the symbol "ELNK." The following table sets forth the high and low sale prices for the common stock for the periods indicated, as reported by the Nasdaq National Market.

	EarthLink, Inc.
	High	Low
YEAR ENDED DECEMBER 31, 2000
First Quarter (February 7, 2000 through March 31, 2000)	$31.88	$18.81
Second Quarter	22.19	10.56
Third Quarter	17.50	8.91
Fourth Quarter	9.69	4.75
YEAR ENDED DECEMBER 31, 2001
First Quarter	$12.50	$5.06
Second Quarter	15.10	10.40
Third Quarter	18.00	12.41
Fourth Quarter	18.92	10.74
YEAR ENDED DECEMBER 31, 2002
First Quarter	$13.52	$7.81
Second Quarter	10.35	5.44
Third Quarter	6.85	4.40
Fourth Quarter	7.24	4.33
YEAR ENDED DECEMBER 31, 2003
First Quarter	$6.34	$4.50
Second Quarter	8.75	5.35
Third Quarter	9.39	6.59
Fourth Quarter	10.75	7.29
YEAR ENDING DECEMBER 31, 2004
First Quarter (through February , 2004)

        Price:    The last reported sale price of EarthLink's common stock on the Nasdaq National Market on February     , 2004 was $            per share.

        Holders:    There were approximately 2,110 holders of record of EarthLink's common stock on December 31, 2003.

        Dividends:    We have never declared or paid cash dividends on our common stock. We intend to retain all future earnings to finance future growth and, therefore, do not anticipate paying any cash dividends in the foreseeable future.

THE RESCISSION OFFER

Background and Reasons for the Rescission Offer

        The EarthLink, Inc. 401(k) Plan (the "401(k) Plan") is a defined contribution plan that is intended to be tax-qualified and tax-exempt under Sections 401(a) and 501(a) of the Internal Revenue Code of 1986, as amended (which may be referred to hereafter as the "IRC"), respectively. The purpose of the 401(k) Plan is to provide a voluntary, systematic method for an eligible participant to save a specified percentage of his or her eligible compensation for retirement and to defer federal income tax and, where allowed, state, county and city income taxes, on such compensation, together with discretionary matching contributions made by EarthLink.

        Contributions are held in a trust fund maintained for the benefit of participants in the 401(k) Plan. Currently, under the 401(k) Plan, a participant has the right to decide how to invest these contributions. There are currently 13 different investment choices under the 401(k) Plan. A participant must indicate the percentage of his or her contribution to be allocated to each investment choice. Contributions are limited to a percentage of eligible compensation. The limit is 60 percent for non-highly compensated employees and 15 percent for highly compensated employees. Our matching contributions are invested in accordance with and in the same percentages as a 401(k) Plan participant's investment elections under the 401(k) Plan.

        On February 4, 2000, participants in the MindSpring Enterprises, Inc. 401(k) Plan were first given the option to invest their contributions in EarthLink common stock. On April 1, 2001, all participants in the 401(k) Plan were first given the option to invest their contributions in EarthLink common stock. The trustee of the 401(k) Plan purchases our common stock for the benefit of 401(k) Plan participants who elect to invest in such common stock.

        Approximately 1,375 participants or former participants in the 401(k) Plan may be eligible for the rescission offer. We believe that none of these participants are "affiliates" of EarthLink within the meaning of the federal securities laws.

        We are required to register under the Securities Act of 1933, as amended (the "Securities Act"), the shares of our common stock that the trustee purchased for the 401(k) Plan with the salary deferral or rollover contributions that participants made to the 401(k) Plan to fund such purchases. Although all of the purchases by the trustee between February 4, 2000 and July 15, 2002 were made in a manner consistent with the 401(k) Plan and the investment elections of the 401(k) Plan participants, we have determined that up to 206,765 shares of our common stock that the trustee purchased during this period were not registered for sale by EarthLink in accordance with the Securities Act. The purpose of such a registration is to help ensure that 401(k) Plan participants have information to enable them to make an informed decision about investing in our common stock. This registration requirement applies even though 401(k) Plan participants already have access to information about our common stock via the Internet and through our periodic reports filed with the SEC.

        Our primary purpose in making the rescission offer is to extinguish or reduce our contingent liabilities under federal and state securities laws. It is unclear whether our rescission offer will extinguish our liability, if any, for our potential securities law violations. Whether our rescission offer will extinguish our contingent liability depends in part on whether a court or the SEC would view acceptance or non-acceptance of our rescission offer as a waiver precluded by applicable federal or state securities laws. The staff of the SEC takes the position that a person's federal right of rescission may survive a rescission offer. Nevertheless, there have been certain instances in which a court has indicated that non-acceptance of a rescission offer could terminate a company's liability for rescission damages under federal law. Each person is urged to consider this possibility with respect to our rescission offer. Generally, the statute of limitations for non-compliance with the requirement to register securities under the federal securities laws is one year and non-compliance with the requirement to provide proper disclosure is five years (reduced to two years after the discovery of the facts constituting the violation). Statutes of limitations under state laws vary by state, with the limitation time period under many state statutes typically not beginning until the facts giving rise to a violation are known. We may assert, among other defenses, in any litigation initiated by a person eligible to participate in this rescission offer who accepts or rejects the rescission offer, that such person is estopped from asserting such claims. Our rescission offer is not an admission that we did not comply with federal securities registration requirements or federal and state disclosure requirements nor is it a waiver by us of any applicable statute of limitations.

        The above discussion relates primarily to your potential rescission rights and does not address in detail the antifraud provisions of applicable federal and state securities laws or rights under common law or equity. We urge you to consult with an attorney regarding all of your legal rights and remedies before deciding whether or not to accept our rescission offer.

Terms of the Rescission Offer

        If you currently have an account in the 401(k) Plan and you elected to allocate or transfer some or all of your salary deferral or rollover contributions in the 401(k) Plan to the purchase of our common stock at any time from February 4, 2000 through July 15, 2002 and if you continue to hold some or all of these shares, you may direct the trustee to sell all of the EarthLink common stock purchased with your salary deferral or rollover contributions during that period to us at the price you paid on a "first in—first out" ("FIFO") calculation basis for the EarthLink common stock, plus interest. See "EXAMPLES: How Accepting the Rescission Offer Could Affect You." If you currently have an account in the 401(k) Plan but have already directed or caused the sale of some or all of such EarthLink common stock from the 401(k) Plan at a price less than the price paid (calculated on a FIFO basis), the trustee may receive for your 401(k) Plan account an amount equal to the price paid on a FIFO calculation basis for such EarthLink common stock sold, less the sale proceeds, plus interest. After our timely receipt of a properly completed and signed Acceptance Form A (Appendix A) and following completion of the rescission offer period, the trustee will reinvest the proceeds from the rescission offer in your 401(k) Plan account in accordance with your then-current allocation election for new salary deferral contributions, except that if you are no longer an EarthLink employee but still have an account in the 401(k) Plan, the trustee will reinvest the proceeds in the Putnam Money Market Fund.

        If you no longer have an account in the 401(k) Plan and have received a distribution of the EarthLink common stock from the 401(k) Plan purchased on your behalf with salary deferral or rollover contributions during the relevant time period, you are entitled to obtain relief on the above terms. You will need to complete and return a properly completed and signed Acceptance Form B (Appendix B).

        Interest to be paid on the amounts described above will be calculated, in the case of shares of EarthLink common stock repurchased by us, for the period from the date of purchase by you through the 401(k) Plan to the date that proceeds of the rescission offer are credited to the 401(k) Plan.

        In the case of reimbursement for a sale at a loss, interest to be paid on the amounts described above will be calculated for the period from the date of purchase of the shares by you through the 401(k) Plan until the date of sale of such shares. Interest also will be paid on the loss realized from the date of sale of such shares through the date on which the proceeds of the rescission offer are deposited to the 401(k) Plan trust on your behalf.

        The interest rate to be paid is 10% per annum. Federal law does not mandate that interest be paid in this rescission offer nor does it provide a specific interest rate to be used in this regard. However, most states require interest be paid in connection with offerings comparable to our rescission offer at defined statutory rates. A large percentage of the persons that are eligible to accept our rescission offer resided in California, where the statutory interest rate is currently 10% per annum. In the absence of a required federal rate of interest and based on the large concentration of rescission offerees residing in California, we have elected to provide for an interest rate of 10% per annum, from the date of purchase through the date your 401(k) Plan account is credited.

        The rescission offer will expire at the close of business on March     , 2004, the Expiration Date, which is 30 business days from the date of this prospectus. That is, your acceptance must be received in good order no later than this date.

        Neither we nor any of our officers and directors may make any recommendations to any person with respect to our rescission offer. We urge each person eligible for our rescission offer to read this prospectus carefully and to make an independent evaluation with respect to our rescission offer. We also urge each person eligible for our rescission offer to consult with such person' s advisors before accepting or rejecting our rescission offer.

How to Accept or Reject the Rescission Offer

        YOU ARE NOT LEGALLY REQUIRED TO ACCEPT THE RESCISSION OFFER. Acceptance of the rescission offer is optional for each current or former 401(k) Plan participant who holds or held shares of EarthLink common stock in the 401(k) Plan purchased on their behalf with salary deferral or rollover contributions during the period February 4, 2000 through July 15, 2002. If you elect to accept the rescission offer, your acceptance must be received in good order at the following applicable address:

        If Acceptance Form A applies to you, send the required form to:

  Putnam Investments
  Location 85
  P. O. Box 9747
  Providence, RI 02940-9747

        If Acceptance Form B applies to you, send all of the required forms and documents to:

  EarthLink, Inc.
  401(k) Plan Rescission Offer
  1375 Peachtree Street, NW
  Mail Stop 1a 7-39
  Atlanta, Georgia 30309

        IF YOUR ACCEPTANCE OF THE RESCISSION OFFER IS NOT RECEIVED IN GOOD ORDER BY THE CLOSE OF BUSINESS ON MARCH     , 2004, YOU WILL BE DEEMED TO HAVE REJECTED THE RESCISSION OFFER.

        We reserve the absolute right to reject any and all surrenders of Acceptance Forms that are not in proper form or otherwise not valid or the acceptance of which would be, given the advice of our counsel, unlawful. Our interpretation of the terms and conditions of the rescission offer will be final and binding.

Questions about the Rescission Offer

        If you have questions about the rescission offer, you may call [                        ] between 9:00 a.m. and 5:00 p.m., Eastern time.

Use of Stock Repurchased by EarthLink in the Rescission Offer

        The shares of our common stock repurchased in the rescission offer, if any, will become treasury shares.

Funding the Rescission Offer

        We estimate that the maximum aggregate amount we would be subject to pay as a result of the rescission offer is $2.8 million. We have sufficient cash to pay this amount.

Accounting for the Rescission Offer

        EarthLink intends to account for the rescission offer by recording the fair market value of the shares purchased as treasury stock based on the quoted market price at the close of business on the day the rescission offer expires. Any amounts paid pursuant to the rescission offer in excess of the fair market value of the shares purchased will be recorded as compensation expense included in general and administrative expenses in EarthLink's consolidated statement of operations.

FEDERAL INCOME TAX EFFECTS OF THE RESCISSION OFFER

        This section discusses U.S. federal income tax considerations relating to the rescission offer. The discussion does not deal with all of the U.S. federal income tax consequences of our rescission offer that may be relevant to persons in light of their particular circumstances or to persons subject to special tax rules. The discussion assumes that a person who is holding shares of EarthLink common stock outside of the 401(k) Plan that are the subject of the rescission offer holds such shares as capital assets. The discussion also assumes that a person who previously held shares of EarthLink common stock outside of the 401(k) Plan that are the subject of the rescission offer and sold them held such shares as capital assets. The federal income tax laws applicable to the rescission offer discussed herein are based on the structure of the rescission offer. The Internal Revenue Service is not precluded from asserting a position contrary to that summarized in this discussion or from otherwise recharacterizing the transaction in whole or in part. Hunton & Williams LLP is issuing an opinion on the federal income tax effects of the rescission offer as follows:

Current Participants in 401(k) Plan

        If you are a current participant in the 401(k) Plan, all funds we pay as a result of your acceptance of the rescission offer will be paid to the 401(k) Plan trustee and not directly to you. Such funds will be allocated to your account in the 401(k) Plan and invested in accordance with your current investment directions, until you receive a distribution from the 401(k) Plan. Your acceptance or rejection of the rescission offer, and the sale to EarthLink of common stock held in the 401(k) Plan and the 401(k) Plan's receipt of any funds pursuant to your acceptance of the rescission offer will not be taxable to you or the 401(k) Plan. IRC § 501(a). However, upon any later distribution of funds from your 401(k) Plan account, such distributed funds (including amounts attributable to the rescission offer) generally will be taxable to you (or your beneficiary, if applicable) as ordinary income unless you (or your beneficiary where your beneficiary is your surviving spouse) roll over the 401(k) Plan amounts distributed to an individual retirement account ("IRA") or another tax-qualified retirement plan. IRC §§ 402(a) and (c)(1);72.

Former Participants in 401(k) Plan who Received and Rolled Over a Distribution

        If you are a former participant in the 401(k) Plan, and you took a distribution of your 401(k) Plan account in the form of shares of EarthLink common stock and rolled that distribution over (directly or indirectly) into an IRA or another tax-qualified retirement plan (where they now are held), all funds we pay as a result of your acceptance of the rescission offer will be paid to the IRA or tax-qualified retirement plan that holds your distribution and not directly to you. Such funds will be held in such IRA or tax-qualified retirement plan and invested in accordance with the terms of such IRA or retirement plan, as applicable, until you receive a distribution from your IRA. Your acceptance or rejection of the rescission offer, and the sale by the IRA or other retirement plan to EarthLink of common stock and the receipt by the IRA or other retirement plan of any funds pursuant to your acceptance of the rescission offer will not be taxable to you or the IRA or other retirement plan. IRC §§ 408(e)(1);501(a). However, upon any later distribution of funds from your IRA or retirement plan, such distributed funds (including amounts attributable to the rescission offer) generally will be taxable to you (or your beneficiary, if applicable) as ordinary income, unless you (or your beneficiary where your beneficiary is your surviving spouse) roll over the amounts distributed to another IRA or retirement plan. IRC §§ 408(d)(1); 402(a) and (c)(1).

Former Participants in 401(k) Plan who Received a Distribution

        If you are a former participant in the 401(k) Plan, and you took a distribution of your 401(k) Plan account in the form of shares of EarthLink common stock (and did not roll them over to an IRA or other tax-qualified retirement plan), all funds we pay to repurchase shares of EarthLink common stock that you now own or to reimburse you for losses on EarthLink common stock you previously sold, other than interest, will be paid directly to you. Any interest to be paid with respect to your acceptance of the rescission offer will be invested in a new 401(k) Plan account established on your behalf. If you are a former participant in the 401(k) Plan, and you did not take a distribution from your 401(k) Plan account in the form of shares of EarthLink common stock, then all funds we pay as a result of your acceptance of the rescission offer, including interest, will be paid to a new 401(k) Plan account established on your behalf. All amounts paid to the 401(k) Plan on your behalf will not be taxable to you or the 401(k) Plan on your acceptance of the rescission offer. IRC § 501(a). However, upon any later distribution of funds from your new 401(k) Plan account, such distributed funds generally will be taxed to you (or your beneficiary, if applicable) as ordinary income as described above, unless you (or your beneficiary where your beneficiary is your surviving spouse) roll over the 401(k) Plan amounts distributed to an IRA or another tax-qualified retirement plan. IRC §§ 402(a) and (c)1;72.

        Any amount we pay you to purchase EarthLink common stock that you now own should be treated as proceeds from a taxable redemption of stock. IRC § 302(a). That redemption will be treated as a sale or exchange for federal income tax purposes if it (i) results in a "complete redemption" of your interests in EarthLink common stock; (ii) is "substantially disproportionate"; or (iii) is "not essentially equivalent to a dividend." IRC § 302(b). These three tests are collectively referred to as "Redemption Tests." The Redemption Tests are applied on a person-by-person basis. If your redemption does not satisfy any of these tests, the payment of amounts directly to you from the rescission offer may be treated as a distribution and taxable as a dividend. IRC § 302(d). Because the Redemption Tests are applied on a person-by-person basis, it is possible that some persons accepting the rescission offer will be subject to sale or exchange treatment and others will receive dividend distribution treatment.

        In determining whether you satisfy any of the Redemption Tests, you must take into account not only shares of EarthLink common stock that you actually own, but also shares that you constructively own under the Internal Revenue Code. IRC § 302(c)(1). You may constructively own shares actually owned, and in some cases constructively owned, by certain related individuals or entities and shares that related individuals and entities have the right to acquire by exercise of an option, warrant or conversion right. IRC §§ 302(c); 318(a).

        Your redemption will result in a "complete redemption" of all the shares you own if either all the shares of EarthLink common stock actually and constructively owned by you are sold pursuant to the rescission offer or all shares actually owned by you are sold pursuant to the rescission offer and you are eligible to waive and effectively waive constructive ownership rules. IRC §§ 302(b)(3); 302(c)(2).

        Your redemption will be "substantially disproportionate" if (a) the percentage of EarthLink voting stock you own immediately after the redemption (taking into account all shares purchased pursuant to the rescission offer) equals less than 80% of the percentage of EarthLink voting stock owned by you immediately before the redemption, (b) the percentage of EarthLink common stock, whether voting or nonvoting, you own after the redemption (taking into account all shares purchased pursuant to the rescission offer) equals less than 80% of the percentage of EarthLink common stock owned by you immediately before the redemption, and (c) after the redemption, you own less than 50% of the total combined voting power of all classes of EarthLink stock entitled to vote (taking into account all shares purchased pursuant to the rescission offer). IRC § 302(b)(2).

        Your redemption will satisfy the "not essentially equivalent to a dividend" test if, in light of your particular circumstances (including your relative interest in EarthLink stock), your sale of shares pursuant to the rescission offer results in a "meaningful reduction" of your interests in EarthLink common stock (taking into account all shares purchased pursuant to the rescission offer). Treas. Reg. § 1.302-2(b); U.S. v. Davis, 397 U.S. 301 (1970). You may satisfy this test irrespective of your failure to satisfy the "complete redemption" or "substantially disproportionate" test. Treas. Reg. § 1.302-2(a).

        If you qualify for sale or exchange treatment under one or more of the Redemption Tests, you will have capital gain or loss equal to the difference between the amount you receive pursuant to the rescission offer and your tax basis in the shares. IRC §§ 302(a) 1001; 1221. Given that you only will receive the amount you paid for the stock, you should not have any gain or loss on the rescission offer if you qualify for sale or exchange treatment.

        If your redemption fails to qualify for sale or exchange treatment under any of the Redemption Tests, the amounts you receive pursuant to the rescission offer may be characterized as a dividend distribution to the extent of EarthLink's accumulated and current earnings and profits (on a pro rata basis with other persons whose redemptions failed to so qualify). IRC §§ 302(d); 301(c)(1); 316. That portion, if any, of your proceeds in excess of the amount treated as a dividend will be treated first as a tax-free recovery of your tax basis in the redeemed shares and then as a capital gain from a sale or exchange transaction. IRC § 302(c)(2) and (3). If your proceeds are taxed as a dividend, you generally should be able to transfer any unrecovered tax basis in the redeemed shares to any other shares of EarthLink common stock that you own or constructively own. Treas. Reg. § 1.302-2(c). However, under proposed rules that will not be effective until promulgated in final Treasury Regulations, such unrecovered basis may not be transferred to any other shares, but instead generally may give rise to a capital loss either at the time of the redemption or at a later time, depending on your particular circumstances. Prop. Treas. Reg. § 1.302-5(a). The loss will be short-term (if your holding period is one year or less) or long-term (if your holding period is more than one year) depending on your holding period for the shares. IRC § 1222.

        Any amount you receive with respect to any shares of EarthLink common stock that you took in a distribution from the 401(k) Plan and previously sold will be capital gain to you to the extent of any losses you incurred on such prior sales, but any payment in excess of such prior losses may be taxable as ordinary income. Arrowsmith v. Comm'r, 344 U.S. 6 (1952). To the extent the payment is treated as capital gain, such gain will be short-term or long-term depending on your holding period for the shares at the time you sold them.

        The foregoing is only a summary of the federal income tax consequences that may be applicable to you in connection with the rescission offer and does not purport to be a complete description of your particular tax consequences, including state income taxes and penalties. You should consult with your own tax advisor with regard to the tax consequences of the rescission offer and any subsequent distribution from the 401(k) Plan.

USE OF PROCEEDS

        We will receive no cash proceeds from the rescission offer. The EarthLink common stock was originally purchased in brokerage transactions on the open market for which we did not receive any proceeds.

IMPORTANT NOTICE CONCERNING YOUR RIGHTS UNDER THE EARTHLINK, INC. 401(K) PLAN

        This notice is intended to comply with the requirements of Department of Labor Final Regulation Relating to Notice of Blackout Periods to Participants and Beneficiaries, 29 C.F.R. § 2520 to the extent such requirements apply to this rescission offer. Accordingly, this notice is intended to inform affected participants (and beneficiaries) of the 401(k) Plan of a "blackout period" during which their right to direct or diversify certain investments may be temporarily suspended if they accept the rescission offer.

        EarthLink, Inc. ("EarthLink") will be conducting a rescission offer with respect to shares of EarthLink common stock that were purchased on your behalf, as a current or former participant in the EarthLink, Inc. 401(k) Plan (and/or the MindSpring Enterprises, Inc. 401(k) Plan that was combined with the EarthLink, Inc. 401(k) Plan) (the "401(k) Plan") with salary deferral and rollover contributions during the time period from February 4, 2000 through July 15, 2002. The rescission offer, as detailed in the accompanying prospectus, is being conducted because such shares of EarthLink common stock were not properly registered under the Securities Act of 1933.

        This notice is to inform you that if you accept the rescission offer, then for the limited time period specified below you will be temporarily unable to transfer assets held in your 401(k) Plan account to and from EarthLink common stock. In addition, you will be temporarily unable to obtain a loan or a distribution (including a hardship withdrawal) from the 401(k) Plan during this period. This will neither affect your ability to allocate ongoing salary deferral and/or rollover contributions to EarthLink common stock, nor will it affect your ability to invest in the other funds under the 401(k) Plan. This period, during which you will be unable to exercise these rights otherwise available to you under the 401(k) Plan, is called a "blackout period." Whether or not you are planning retirement in the near future, we encourage you to carefully consider how this blackout period may affect your retirement planning, as well as your overall financial plan.

        The blackout period for the 401(k) Plan will begin on March     , 2004, which is the closing date of the rescission offer period, and is expected to end during the calendar week of March     , 2004 once EarthLink deposits the proceeds for the rescission offer, currently anticipated to be not later than April     , 2004. You may call [hotline number], without charge, during this week for information about the actual end date of the blackout period.

        During the blackout period, you will have limited ability to diversify—as explained above—the assets held in your 401(k) Plan account. For this reason, it is very important that you review and consider the appropriateness of your current investments, as well as your acceptance of the rescission offer, in light of your limited ability to diversify those investments during the blackout period. For your long-term retirement security, you should give careful consideration to the importance of a well balanced and diversified investment portfolio, taking into account all of your assets, income and investments. You should be aware that there is a risk to holding substantial portions of your assets in the securities of any one company, as individual securities tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds. Stocks that have wide price swings might have a large loss during the blackout period, and you would not be able to direct the sale of such stocks from your account during the blackout period.

        If you have any questions concerning this notice, you should contact                        at                         .

LEGAL MATTERS

        Hunton & Williams LLP, Atlanta, Georgia, will pass upon the legality of the issuance of the EarthLink common stock and the federal income tax effects of the rescission offer.

EXPERTS

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2002, as amended, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

HOW ACCEPTING THE RESCISSION OFFER COULD AFFECT YOU

The examples below are based on the following assumptions:

  1.
  the price of EarthLink common stock on the date the rescission offer expires is $8.00 per share. The $8.00 price is for example purposes only. See "Price Range of Common Stock" for historical stock price data. The actual price used for the rescission offer will be the price as of the close of business on March     , 2004. ;

  2.
  interest is paid at an annual rate of 10%;

  3.
  the rescission offer expires, and the proceeds from the rescission offer are credited to your 401(k) Plan account or paid to you, on March 31, 2004;

  4.
  the purchase price (plus interest and losses incurred) paid for the shares of EarthLink common stock that you purchased during the period February 4, 2000 through July 15, 2002 cannot be less than the fair market value of such shares of EarthLink common stock on the date the rescission offer expires; and

  5.
  the accounting method used to calculate the purchase price is the first-in-first-out (FIFO) method.

Scenario 1:
You continue to hold the shares in your 401(k) Plan account.

        Details: You allocated some or all of your salary deferral or rollover contributions to your 401(k) Plan account to purchase shares of EarthLink common stock during the period from February 4, 2000 through July 15, 2002 and you continue to hold those shares of EarthLink common stock in your 401(k) Plan account.

EXAMPLE ONE

Detail of Transactions					Rescission Offer Proceeds
Date	Transaction	Number of Shares	Price per Share	Dollar Amount	For Common Stock	Interest
6/30/2000	Purchase	50	15.00	750	750	282
7/31/2000	Purchase	50	12.00	600	600	220
8/31/2000	Purchase	50	11.00	550	550	197

Total		150		1,900	1,900	699

        If you accept the rescission offer, your 401(k) Plan account will be reduced by the number of shares of EarthLink common stock that were purchased with your salary deferral or rollover contributions [150] and your 401(k) Plan account will be credited with the following:

  1)
  $1,900—the original purchase price for the shares of EarthLink common stock

  2)
  $699—interest on your salary deferral or rollover contributions calculated at an annual rate of 10%, from the date the shares of EarthLink common stock were purchased through the date your account is credited

        The purchase price originally paid for the shares of EarthLink common stock [$1,900] (plus interest [$699]) [$2,599] is greater than the fair market value of EarthLink common stock on the date the rescission offer expires [150 × $8.00 =$1,200].

EXAMPLE TWO

Detail of Transactions					Rescission Offer Proceeds
Date	Transaction	Number of Shares	Price per Share	Dollar Amount	For Common Stock	Interest
9/30/2000	Purchase	50	9.00	450	450	158
10/31/2000	Purchase	50	7.00	350	350	120
11/30/2000	Purchase	50	6.00	300	300	100

Total		150		1,100	1,100	378

        If you accept the rescission offer, your 401(k) Plan account will be reduced by the number of shares of EarthLink common stock that were purchased with your salary deferral or rollover contributions [150] and your 401(k) Plan account will be credited with the following:

  1)
  $1,100—the original purchase price for the shares of EarthLink common stock

  2)
  $378—interest on your salary deferral or rollover contributions calculated at an annual rate of 10%, from the date the shares of EarthLink common stock were purchased through the date your account is credited

        The purchase price originally paid for the shares of EarthLink common stock [$1,100] (plus interest [$378]) [$1,478] is greater than the fair market value of EarthLink common stock on the date the rescission offer expires [150 × $8.00 =$1,200].

EXAMPLE THREE

Detail of Transactions					Rescission Offer Proceeds
Date	Transaction	Number of Shares	Price per Share	Dollar Amount	For Common Stock	Interest
4/30/2002	Purchase	50	7.50	375	375	72
5/31/2002	Purchase	50	6.50	325	325	60
6/15/2002	Purchase	50	5.50	275	275	49

Total		150		975	975	181

        Your acceptance of the rescission offer will be rejected because the market value of the shares you purchased between February 4, 2000 and July 15, 2002 that you continue to hold in your 401(k) Plan account on the date the rescission offer expires is greater than the proceeds you would receive as a result of accepting the rescission offer. On the date the rescission offer expires, the market value of $1,200 [150 × $8.00] is greater than the following which totals $1,156:

  1)
  $975—the original purchase price for the shares of EarthLink common stock

  2)
  $181—interest on your salary deferral or rollover contributions calculated at an annual rate of 10%, from the date the shares of EarthLink common stock were purchased through the date your account would be credited

Scenario 2:
You sold some or all of the shares for MORE than your purchase price.

        Details: You allocated some or all of your salary deferral or rollover contributions to your 401(k) Plan account to purchase shares of EarthLink common stock during the period from February 4, 2000 through July 15, 2002 and have sold some or all of the shares of EarthLink common stock held in your 401(k) Plan account at a gain.

EXAMPLE FOUR

Detail of Transactions					Rescission Offer Proceeds
Date	Transaction	Number of Shares	Price per Share	Dollar Amount	For Common Stock	Interest
9/30/2000	Purchase	50	9.00	450	—	—
10/31/2000	Purchase	50	7.00	350	—	—
11/15/2000	Purchase	50	6.50	325	—	—
3/31/2001	Sale	(150)	12.00	(1,800)	—	—

Total		0			—	—

        You may not accept the rescission offer because you sold the shares of EarthLink common stock held in your 401(k) Plan account at a $675 gain (total sales proceeds of $1,800 compared to the total cost of $1,125).

EXAMPLE FIVE

Detail of Transactions					Rescission Offer Proceeds
Date	Transaction	Number of Shares	Price per Share	Dollar Amount	For Common Stock	Interest
9/30/2000	Purchase	50	9.00	450	—	—
10/31/2000	Purchase	50	7.00	350	350	120
11/15/2000	Purchase	50	6.50	325	325	110
3/31/2001	Sale	(50)	12.00	(600)	—	—

Total		100			675	230

        With respect to the 50 shares of EarthLink common stock purchased on September 30, 2000, the offer is not applicable because those shares of EarthLink common stock were sold at a gain [(50 × $12.00) - (50 × $9.00) = $150 gain].

        With respect to the 100 shares remaining in your 401(k) Plan account on the date the rescission offer expires, if you accept this rescission offer, your 401(k) Plan account will be reduced by the 100 shares of EarthLink common stock and your 401(k) Plan account will be credited with the following:

  1)
  $675—the original purchase price for the shares of EarthLink common stock

  2)
  $230—interest on your salary deferral or rollover contributions calculated at an annual rate of 10%, from the date the shares of EarthLink common stock were purchased through the date your account is credited

        The purchase price originally paid for the 100 shares of EarthLink common stock [$675] (plus interest [$230]) [$905] is greater than the fair market value of the 100 shares of EarthLink common stock on the date the rescission offer expires [100 × $8.00 = $800].

Scenario 3:
You sold some or all of the shares for LESS than your purchase price.

        Details: You allocated some or all of your salary deferral or rollover contributions to your 401(k) Plan account to purchase shares of EarthLink common stock during the period from February 4, 2000 through July 15, 2002 and have sold some or all of the shares of EarthLink common stock held in your 401(k) Plan account at a loss.

EXAMPLE SIX

Detail of Transactions					Rescission Offer Proceeds
Date	Transaction	Number of Shares	Price per Share	Dollar Amount	For Common Stock	Interest
6/30/2000	Purchase	50	15.00	750	300	124
7/31/2000	Purchase	50	12.00	600	150	63
8/31/2000	Purchase	50	11.00	550	100	40
9/30/2000	Sale	(150)	9.00	(1,350)	—	—

Total		0			550	227

        If you accept the rescission offer, your 401(k) Plan account will be credited with the following:

  1)
  $550—the loss realized in your 401(k) Plan account on the sale of the shares of EarthLink common stock [(150 × $9.00) - ((50 × $15.00) + (50 × $12.00) + (50 × $11.00)) = $550 loss]

  2)
  $227—interest on your salary deferral or rollover contributions at an annual rate of 10%, from the date the shares of EarthLink common stock were purchased through the date the shares of EarthLink common stock were sold, plus interest on the loss realized at an annual rate of 10%, from the date the shares were sold through the date your account is credited

EXAMPLE SEVEN

Detail of Transactions					Rescission Offer Proceeds
Date	Transaction	Number of Shares	Price per Share	Dollar Amount	For Common Stock	Interest
6/30/2000	Purchase	50	15.00	750	300	124
7/31/2000	Purchase	50	12.00	600	600	220
8/31/2000	Purchase	50	11.00	550	550	197
9/30/2000	Sale	(50)	9.00	(450)	—	—

Total		100			1,450	541

        If you accept the rescission offer, your 401(k) Plan account will be credited with the following:

        With respect to the 50 shares of EarthLink common stock purchased on June 30, 2000 that were sold on September 30, 2000:

  1)
  $300—the loss realized in your 401(k) Plan account on the sale of the shares of EarthLink common stock [(50 × $9.00) - (50 × $15.00) = $300 loss]

  2)
  $124—interest on your salary deferral or rollover contributions calculated at an annual rate of 10%, from the date the shares of EarthLink common stock were purchased through the date the shares of EarthLink common stock were sold, plus interest on the loss realized at an annual rate of 10%, from the date the shares of EarthLink common stock were sold through the date your account is credited

        With respect to the 100 shares of EarthLink common stock remaining in your 401(k) Plan account purchased on July 31, 2000 and August 31, 2000, your 401(k) Plan account will be reduced by the 100 shares of EarthLink common stock and your 401(k) Plan account will be credited with the following:

  1)
  $1,150—the original purchase price for the shares of EarthLink common stock

  2)
  $417 ($220 + $197)—interest on your salary deferral or rollover contributions calculated at an annual rate of 10%, from the date the shares of EarthLink common stock were purchased through the date your account is credited

        The purchase price originally paid for the 100 shares of EarthLink common stock [$1,150] plus the loss realized [$300] (plus all interest [$541]) [$1,991] is greater than the fair market value of the 100 shares of EarthLink common stock on the date the rescission offer expires [100 × $8.00 = $800].

Scenario 4:
You sold some or all of the shares of common stock, some for MORE and some for LESS than your purchase price.

        Details: You allocated some or all of your salary deferral or rollover contributions to your 401(k) Plan account to purchase shares of EarthLink common stock during the period from February 4, 2000 through July 15, 2002 and have sold some shares of EarthLink common stock at a gain and some at a loss

EXAMPLE EIGHT

Detail of Transactions					Rescission Offer Proceeds
Date	Transaction	Number of Shares	Price per Share	Dollar Amount	For Common Stock	Interest
9/30/2000	Purchase	50	9.00	450	50	31
10/31/2000	Purchase	50	7.00	350	—	—
11/30/2000	Purchase	50	6.00	300	300	100
1/31/2001	Sale	(50)	8.00	(400)	—	—
4/30/2002	Sale	(50)	7.50	(375)	—	—

Total		50			350	131

        If you accept the rescission offer, your 401(k) Plan account will be credited with the following:

        With respect to the first 50 shares of EarthLink common stock purchased on September 30, 2000:

  1)
  $50—the loss you realized in your 401(k) Plan account on the sale of the shares of EarthLink common stock [(50 × $8.00) - (50 × $9.00) = $50 loss].

  2)
  $31—interest on your salary deferral or rollover contributions calculated at an annual rate of 10%, from the date the shares of EarthLink common stock were purchased through the date the shares of EarthLink common stock were sold, plus interest on the loss realized at an annual rate of 10%, from the date the shares of EarthLink common stock were sold through the date your account is credited.

        With respect to the next 50 shares of EarthLink common stock purchased on October 31, 2000, the offer is not applicable because those shares of EarthLink common stock were sold at a gain [(50 × $7.50) - (50 × $7.00) = $25 gain].

        With respect to the last 50 shares of EarthLink common stock purchased on November 30, 2000 which remain in your 401(k) Plan account, your 401(k) Plan account will be reduced by the 50 shares of EarthLink common stock and your 401(k) Plan account will be credited with the following:

  1)
  $300—the original purchase price for the shares of EarthLink common stock

  2)
  $100—interest on your salary deferral or rollover contributions calculated at an annual rate of 10%, from the date the shares of EarthLink common stock were purchased through the date your account is credited

        The purchase price originally paid for the shares of EarthLink common stock [$300] plus losses realized [$50] (plus all interest [$131]) [$481] is greater than the fair market value of the 50 shares of EarthLink common stock remaining in your account on the date the rescission offer expires [50 × $8.00 = $400].

Scenario 5:
You purchased shares of MindSpring common stock before February 4, 2000 and EarthLink common stock after February 4, 2000 and sold some or all of the shares.

        Details: You allocated some or all of your salary deferral or rollover contributions to your 401(k) Plan account to purchase shares of MindSpring common stock prior to February 4, 2000.

        You allocated some or all of your salary deferral or rollover contributions to your 401(k) Plan account to purchase shares of EarthLink common stock during the period from February 4, 2000 through July 15, 2002 and have sold some or all of such shares of EarthLink common stock (including those shares of EarthLink common stock acquired in exchange for the shares of MindSpring common stock).

EXAMPLE NINE

Detail of Transactions					Rescission Offer Proceeds
Date	Transaction	Number of Shares	Price per Share	Dollar Amount	For Common Stock	Interest
12/31/1999	Purchase	50	28.00	1,400	—	—
1/31/2000	Purchase	50	26.00	1,300	—	—
6/30/2000	Purchase	50	15.00	750	—	—
7/31/2000	Purchase	50	12.00	600	—	—
7/31/2001	Sale	(200)	16.00	(3,200)	—	—

Total		0			—	—

        The rescission offer is not applicable to the shares purchased on December 31, 1999 or January 31, 2000 even though such shares of EarthLink common stock (formerly MindSpring common stock) were sold at a loss [(100 × $16.00) - ((50 × $28.00) + (50 × $26.00)) = $1,100 loss] because the shares were purchased prior to February 4, 2000. With respect to the shares of EarthLink common stock purchased after February 4, 2000, you may not accept the rescission offer because those shares of EarthLink common stock were sold at a gain [(100 × $16.00) - ((50 × $15.00) + (50 × $12.00)) = $250 gain].

EXAMPLE TEN

Detail of Transactions					Rescission Offer Proceeds
Date	Transaction	Number of Shares	Price per Share	Dollar Amount	For Common Stock	Interest
12/31/1999	Purchase	50	28.00	1,400	—	—
1/31/2000	Purchase	50	26.00	1,300	—	—
6/30/2000	Purchase	50	15.00	750	50	101
7/31/2000	Purchase	50	12.00	600	—	—
8/31/2001	Sale	(200)	14.00	(2,800)	—	—

Total		0			50	101

        If you accept the rescission offer, your 401(k) Plan account will be credited with the following:

        With respect to the 50 shares of MindSpring common stock purchased on December 31, 1999 and the 50 shares of MindSpring common stock purchased on January 31, 2000, the rescission offer is not applicable to those shares of common stock because they were purchased prior to February 4, 2000.

        With respect to the 50 shares of EarthLink common stock purchased on June 30, 2000:

  1)
  $50—the loss you realized in your 401(k) Plan account on the sale of the shares of EarthLink common stock [(50 × $14.00) - (50 × $15.00) = $50 loss]

  2)
  $101—interest on your salary deferral or rollover contributions at an annual rate of 10%, from the date the shares of EarthLink common stock were purchased through the date the shares of EarthLink common stock were sold, plus interest on the loss realized at an annual rate of 10%, from the date the shares of EarthLink common stock were sold through the date your account is credited

        With respect to the 50 shares of EarthLink common stock purchased on July 31, 2000, the rescission offer is not applicable because those shares of EarthLink common stock were sold at a gain [(50 × $14.00)—(50 × $12.00) = $100 gain].

EXAMPLE ELEVEN

Detail of Transactions					Rescission Offer Proceeds
Date	Transaction	Number of Shares	Price per Share	Dollar Amount	For Common Stock	Interest
12/31/1999	Purchase	50	28.00	1,400	—	—
1/31/2000	Purchase	50	26.00	1,300	—	—
9/30/2000	Purchase	50	9.00	450	150	115
10/31/2000	Purchase	50	7.00	350	350	120
8/31/2001	Sale	(100)	14.00	(1,400)	—	—
10/31/2002	Sale	(50)	6.00	(300)	—	—

Total		50			500	235

        If you accept the rescission offer, your 401(k) Plan account will be credited with the following:

        With respect to the 50 shares of MindSpring common stock purchased on December 31, 1999 and the 50 shares of MindSpring common stock purchased on January 31, 2000, the rescission offer is not applicable to those shares of common stock because they were purchased prior to February 4, 2000.

        With respect to the next 50 shares of EarthLink common stock purchased on September 30, 2000 that you sold in your 401(k) Plan account on October 31, 2002, even though the shares of EarthLink common stock were sold outside of the affected period, [the 100 shares sold on August 31, 2001 relate to the 50 shares purchased on December 31, 1999 and the 50 shares purchased on January 31, 2000] the shares of EarthLink common stock were purchased during the period so your 401(k) Plan account would be credited with the following:

  1)
  $150—the loss you realized in your 401(k) Plan account on the sale of the shares of EarthLink common stock [(50 × $6.00) - (50 × $9.00) = $150 loss]

  2)
  $115—interest on your salary deferral or rollover contributions at an annual rate of 10%, from the date the shares of EarthLink common stock were purchased through the date the shares of EarthLink common stock were sold, plus interest on the loss realized at an annual rate of 10%, from the date the shares of EarthLink common stock were sold through the date your account is credited

        With respect to the 50 shares of EarthLink common stock purchased on October 31, 2000, your 401(k) Plan account will be reduced by the 50 shares of EarthLink common stock and your 401(k) Plan account will be credited with the following:

  1)
  $350—the original purchase price for the shares of EarthLink common stock

  2)
  $120—interest on your salary deferral or rollover contributions at an annual rate of 10%, from the date the shares of EarthLink common stock were purchased through the date your account is credited

        The purchase price originally paid for the shares of EarthLink common stock [$350] plus losses realized [$150] (plus all interest [$235]) [$735] is greater than the fair market value of the 50 shares of EarthLink common stock on the date your account is credited [(50 × $8.00 = $400].

Scenario 6:
You took a distribution and currently hold shares in the form of stock certificates, in a brokerage account, in an individual retirement account, or otherwise continue to own the certificates you received upon distribution. You no longer have a 401(k) Plan account.

        Details: You allocated some or all of your salary deferral or rollover contributions to your 401(k) Plan account to purchase shares of EarthLink common stock during the period from February 4, 2000 through July 15, 2002, took a distribution of the shares of EarthLink common stock and no longer have an EarthLink 401(k) Plan account.

EXAMPLE TWELVE

        You purchased 100 shares of EarthLink common stock in your 401(k) Plan account from February 4, 2000 through July 15, 2002 at a price of $9.00 per share and you received a distribution of shares of EarthLink common stock on July 1, 2002 and continue to own those shares of EarthLink common stock.

Detail of Transactions					Rescission Offer Proceeds
Date	Transaction	Number of Shares	Price per Share	Dollar Amount	For Common Stock	Interest
9/30/2000	Purchase	100	9.00	900	900	315
6/30/2002	Distribution	(100)	N/A	N/A	—	—

Total		0			900	315

        If you accept the rescission offer, you will need to complete the enclosed forms to establish a new 401(k) Plan account, and a new 401(k) Plan account will be established for you. You will need to tender your stock certificates to EarthLink, and you will receive the following:

1)
$900—will be paid directly to you—the original purchase price for the shares of EarthLink common stock

2)
$315—will be credited to your new 401(k) Plan account—interest on your salary deferral or rollover contributions at an annual rate of 10%, from the date the shares of EarthLink common stock were purchased through the date your account is credited

        The purchase price originally paid for the shares of EarthLink common stock [$900] (plus all interest [$315]) [$1,215] is greater than the fair market value of the 100 shares of EarthLink common stock you continue to hold on the date the rescission offer expires [100 × $8.00 = $800].

Acceptance Form A

        Acceptance Form A applies to all participants who continue to hold shares in the 401(k) Plan purchased during the relevant period and those participants who have taken a distribution but did not take a distribution in the form of stock.

RESCISSION OFFEREE'S ACCEPTANCE

OF THE RESCISSION OFFER

YOU MAY ELECT TO ACCEPT OR REJECT THE RESCISSION OFFER. IF YOU WISH TO REJECT THE RESCISSION OFFER, DO NOT SIGN AND RETURN THIS FORM. YOU NEED TO DO NOTHING TO REJECT THIS RESCISSION OFFER. IF YOU WISH TO ACCEPT THE RESCISSION OFFER, PLEASE SIGN AND RETURN THIS FORM AND ENSURE ITS RECEIPT BY MARCH     , 2004, PURSUANT TO THE INSTRUCTIONS BELOW.

DIRECTIONS TO TRUSTEE

Putnam Investments
Location 85
P. O. Box 9747
Providence, RI 02940-9747

Dear Sir or Madam:

        The undersigned has received a prospectus dated February     , 2004, of EarthLink, Inc. (the "Company") (the "Prospectus"), pursuant to which the Company offers to rescind (the "Rescission Offer") purchases by the trustee (the "Trustee") of the EarthLink, Inc. 401(k) Plan, Plan Number 750359 (including the MindSpring Enterprises, Inc. 401(k) Plan, the "401(k) Plan"), of shares of common stock (the "Common Stock") of the Company from February 4, 2000 through July 15, 2002, made with the undersigned's salary deferral or rollover contributions to the 401(k) Plan (the "Shares").

        These Instructions will instruct Putnam Fiduciary Trust Company, as Trustee of the Plan ("PFTC"), to tender unconditionally the Shares held by PFTC for the undersigned's 401(k) Plan account upon the terms and subject to the conditions set forth in the Prospectus.

        I hereby accept the Rescission Offer for the Shares and direct that all payments be made to the Trustee for my 401(k) Plan account.

        I understand that my acceptance of the Rescission Offer will be deemed rejected if, by accepting the offer, I would receive an amount per share tendered that is less than the fair market value per share of EarthLink Common Stock on the day the Rescission Offer expires. I understand that by accepting the Rescission Offer, I may not subsequently sell Shares unless I revoke my acceptance. In addition, I will be unable to make transfers of EarthLink Common Stock during a "blackout" period that extends from March     , 2004 through April     , 2004. I understand and agree that as a result of such acceptance, I will no longer hold any Shares surrendered to the Company for repurchase pursuant to the Rescission Offer.

A-1

        You must complete the name, signature, date and social security number or taxpayer identification number information below for this form to be eligible for acceptance by PFTC and the Company.

Name (please print)	Signature
Street Address	Date
City, State and Zip Code of Residence	Social Security Number or Taxpayer Identification Number
Telephone Number

A-2

Acceptance Form B

        Acceptance Form B applies to participants who took a distribution in the form of stock. Please see the detailed instructions following this form.

RESCISSION OFFEREE'S ACCEPTANCE

OF THE RESCISSION OFFER

YOU MAY ELECT TO ACCEPT OR REJECT THE RESCISSION OFFER. IF YOU WISH TO REJECT THE RESCISSION OFFER, DO NOT SIGN AND RETURN THIS FORM. YOU NEED TO DO NOTHING TO REJECT THIS RESCISSION OFFER. IF YOU WISH TO ACCEPT THE RESCISSION OFFER, PLEASE SIGN AND RETURN THIS FORM AND ENSURE ITS RECEIPT BY MARCH     , 2004, PURSUANT TO THE INSTRUCTIONS BELOW.

DIRECTIONS TO EARTHLINK, INC.

EarthLink, Inc.
401(k) Plan Rescission Offer
1375 Peachtree Street, NW
Mail Stop 1a 7-39
Atlanta, GA 30309

Dear Sir or Madam:

        The undersigned has received a Prospectus dated February     , 2004, of EarthLink, Inc. (the "Company") (the "Prospectus"), pursuant to which the Company offers to rescind (the "Rescission Offer") purchases by the trustee (the "Trustee") of the EarthLink, Inc. 401(k) Plan, Plan Number 001 (including the MindSpring Enterprises, Inc. 401(k) Plan, the "401(k) Plan"), of shares of common stock (the "Common Stock") of the Company from February 4, 2000 through July 15, 2002, made with the undersigned's salary deferral or rollover contributions to the 401(k) Plan (the "Shares").

        The following Shares were distributed to the undersigned by the Trustee from the undersigned's account under the 401(k) Plan and certificates for such shares are enclosed and are tendered unconditionally.

Number of Shares Tendered	Stock Certificate Number

        The following Shares were distributed to the undersigned from the undersigned's account under the 401(k) Plan but sold prior to March     , 2004 at a loss and the undersigned wishes to accept the Rescission Offer with respect to all such Shares. I am enclosing with this form evidence of such sale at a loss.

Number of Shares Sold	Date of Sale	Sales Price

        * If you require additional space, please complete an additional sheet, sign it, and attach it to this form.

        I hereby accept the Rescission Offer for the Common Stock purchased by the Trustee for my account under the 401(k) Plan and described above and direct that all payments be made to me or for my account as set forth in the Prospectus. I understand and agree that as a result of such acceptance, I will no longer hold any Shares surrendered to the Company for repurchase pursuant to the Rescission Offer.

        You must complete the name, signature, date and social security number or taxpayer identification number information below for this form to be eligible for acceptance by the Company.

Name (please print)	Signature
Street Address	Date
City, State and Zip Code of Residence	Social Security Number or Taxpayer Identification Number

INSTRUCTIONS TO APPENDIX B

        1.    Accepting the Rescission Offer:    If you previously directed and caused the Trustee to distribute your Shares from the 401(k) Plan, in order to indicate your acceptance of the Rescission Offer, you must:

  A.
  Sign the form and provide your complete address, date, and social security or Taxpayer Identification Number,

  B.
  If you have not sold such distributed Shares, affix your original stock certificate to this form of "Rescission Offeree's Acceptance of the Rescission Offer,"

  C.
  If you have sold any such distributed Shares at a loss prior to March     , 2004, affix your proof of loss on the sale(s) of such Shares to this form of "Rescission Offeree's Acceptance of the Rescission Offer" (such proof of loss must be in a form acceptable to EarthLink, such as a broker's confirmation),

  D.
  Complete and sign the Substitute Form W-9 attached to this form of "Rescission Offeree's Acceptance of the Rescission Offer" (See Instruction 6), and

  E.
  Mail all forms in the enclosed self-addressed envelope to:

      EarthLink, Inc.
      401(k) Plan Rescission Offer
      1375 Peachtree Street, NW
      Mail Stop 1a 7-39
      Atlanta, GA 30309

        2.    Signatures on the form of "Rescission Offeree's Acceptance of the Rescission Offer":    This form of "Rescission Offeree's Acceptance of the Rescission Offer" is to be completed and signed by each rescission offeree that desires to accept the Rescission Offer. If Shares surrendered hereby are owned of record by two or more joint owners, all such owners must sign this form of "Rescission Offeree's Acceptance of the Rescission Offer." If any such Shares are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate forms of "Rescission Offeree's Acceptance of the Rescission Offer" as there are different registrations of certificates. Except as provided below, signatures must correspond exactly with the name(s) as written on the face of any certificate surrendered. If certificates surrendered hereby are surrendered by a person other than the record holder appearing on the certificates, such certificates must be endorsed or surrendered with an appropriate instrument of transfer, in either case signed exactly as the name or names of the registered holder or holders appear on the certificates. Signatures on such certificates or transfer instruments must be guaranteed by a recognized member of the Medallion Signature Guaranty Program or any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended. Such rescission offeree must, if requested by the Company, certify that the Shares so tendered were owned beneficially by such rescission offeree on March     , 2004, notwithstanding that such Shares were registered in another name on that date. When this form of "Rescission Offeree's Acceptance of the Rescission Offer" is signed by a rescission offeree(s) who is the registered holder(s) of the certificate(s) listed and transmitted hereby, no endorsement of certificates or separate instruments of transfer are required.

        3.    Mutilated, Lost, Destroyed or Stolen Certificates:    If any certificate which a rescission offeree desires to tender to the Company for repurchase pursuant to the Rescission Offer has been mutilated, lost, destroyed or stolen, the holder should promptly notify the Company at [hotline number]. The holder will then be directed as to the steps that must be taken in order to replace the certificate. The form of "Rescission Offeree's Acceptance of the Rescission Offer" and related documents cannot be processed until the procedures for replacing lost, mutilated, destroyed or stolen certificate(s) have been followed.

        4.    Delivery Instructions:    The method of delivery of (i) this form and the Substitute Form W-9 and (ii) all other required documents is at the election and risk of the rescission offeree and the delivery will be deemed made only when actually received by EarthLink at the address indicated above.

        5.    Important Tax Information:    Under federal income tax law, any rescission offeree who took a distribution of EarthLink Common Stock from the 401(k) Plan and who accepts the Rescission Offer is required to provide EarthLink with such person's correct Taxpayer Identification Number ("TIN") on Substitute Form W-9 below, unless the rescission offeree rolled the distribution over to an individual retirement account or to another tax-qualified retirement plan. The TIN is the rescission offeree's social security number. If EarthLink is not provided with the correct TIN, the rescission offeree may be subject to a $50 penalty imposed by the Internal Revenue Service. In addition, payments that are made to such rescission offeree pursuant to the Rescission Offer may be subject to backup withholding.

        If backup withholding applies, EarthLink is required to withhold 29% of any payments made to the rescission offeree (and any state tax amount). Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained.

        6.    Purpose Of Substitute Form W-9:    To prevent backup withholding on payments that are made to a rescission offeree, the rescission offeree is required to notify EarthLink of his or her current TIN by completing the form below certifying that the TIN provided on the Substitute Form W-9 is correct (or that such rescission offeree is awaiting a TIN) and that (1) such rescission offeree has not been notified by the Internal Revenue Service that he or she is subject to backup withholding as a result of a failure to report all interest and dividends or (2) the Internal Revenue Service has notified such rescission offeree that he or she is no longer subject to backup withholding.

        7.    What Number To Give To Earthlink:    A rescission offeree is required to give to EarthLink the social security number or employer identification number of the record owner of the Shares. If the Shares are in more than one name or are not in the name of the actual owner, consult the Substitute Form W-9 for additional guidelines on which number to report. The box in Part 2 of the Substitute Form W-9 may be checked if such person has not been issued a TIN and has applied for a number or intends to apply for the number in the near future. If the box in Part 2 is checked and EarthLink is not provided with a TIN within 60 days after receipt of the form of "Rescission Offeree's Acceptance of Rescission Offer," EarthLink will withhold 29% of all payments made thereafter until a TIN is provided to EarthLink.

Substitute Form W-9 Department of the Treasury Internal Revenue Service	PART 1—PLEASE PROVIDE YOUR TIN IN THE BOX AT THE RIGHT AND CERTIFY BY SIGNING AND DATING BELOW	Social Security Number OR Employer Identification Number

Payor's Request for Taxpayer Identification Number ("TIN")	Part 2—Please check the box at the right if you have applied for, and are awaiting receipt of, your TIN. ☐

        Certification—under penalties of perjury, I certify that:

(1)
The number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a number to be issued to me),

(2)
I am not subject to backup withholding either because I have not been notified by the Internal Revenue Service (the "IRS") that I am subject to backup withholding as result of a failure to report all interest or dividends, or the IRS has notified me that I am no longer subject to backup withholding, and

(3)
I am a U.S. person (including a U.S. resident alien).

        Certification Instructions—You must cross out item (2) above if you have been notified by the IRS that you are subject to backup withholding because of underreporting interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS that you are no longer subject to backup withholding, do not cross out item (2).

SIGNATURE:	DATE:	, 2004

NAME (PLEASE PRINT):

ADDRESS (INCLUDE ZIP CODE):

        IF YOU CHECKED THE BOX IN PART 2 OF THE SUBSTITUTE FORM W-9, YOU MUST SIGN AND DATE THE FOLLOWING CERTIFICATION:

CERTIFICATION OF PAYEE AWAITING TAXPAYER IDENTIFICATION NUMBER

        I certify, under penalties of perjury, that a Taxpayer Identification Number has not been issued to me, and that I mailed or delivered an application to receive a Taxpayer Identification Number to the appropriate IRS Center or Social Security Administration Office (or I intend to mail or deliver an application in the near future). I understand that if I do not provide a Taxpayer Identification Number to the payor, in certain circumstances, the payor may withhold a portion of any reportable payment made to me within sixty (60) days of the receipt of this form by the payor until I provide a Tax Identification Number and that, if I do not provide my Taxpayer Identification Number within sixty (60) days, the payor will withhold a portion of all reportable payments made to me thereafter until I provide a Taxpayer Identification Number.

Signature:	Date:	, 2004

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9

        Guidelines for Determining the Proper Identification Number to Give the Payor.    Social Security numbers have nine digits separated by two hyphens: i.e., 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the proper identification number to give the payor.

For this type of account:		Give the SOCIAL SECURITY number of:	For this type of account:		Give the EMPLOYER IDENTIFICATION number of:
1.	An individual's account	The individual	7.	A valid trust, estate, or pension trust	The legal entity (Do not furnish the identifying number of the personal representative or trustee unless the legal entity itself is not designated in the account title.)(4)
2.	Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account(1)	8.	Corporate account	The corporation
3.	Husband and wife (joint account)	The actual owner of the account or, if joint funds, the first individual on the account(1)	9.	Religious, charitable, or educational organization account	The organization
4.	Custodian account of a minor (Uniform Gift to Minors Act)	The minor(2)	10.	Partnership account held in the name of the business	The partnership
5.	(a) The usual revocable savings trust account (grantor is also trustee)	The grantor-trustee(1)	11.	Association, club, or other tax-exempt organization	The organization
	(b) So-called trust account that is not a legal or valid trust under State law	The actual owner(1)	12.	A broker or registered nominee	The broker or nominee
6.	Sole proprietorship account	The owner(3)	13.	Account with the Department of Agriculture in the name of a public entity (such as a State or local government, school district, or prison) that receives agricultural program payments	The public entity

(1)
List first and circle the name of the person whose number you furnish.

(2)
Circle the minor's name and furnish the minor's social security number.

(3)
Show the name of the owner. The owner may use either a Social Security Number or Employer Identification Number (if the owner has one).

(4)
List first and circle the name of the legal trust, estate, or pension trust.

NOTE:    If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

Obtaining a Number

        If you don't have a TIN or you don't know your number, check the box in Part 2 of the substitute Form W-9 and sign and date the certification of a payee awaiting a TIN. To obtain a TIN, use Form SS-5, Application for a Social Security Number Card (for individuals), or Form SS-4, Application for Employer Identification Number (for businesses and all other entities), available at the local office of the Social Security Administration or the IRS.

Payees Exempt from Backup Withholding

        Payees generally exempt from backup withholding on ALL payments include the following (Section references are to the Internal Revenue Code):

  •
  A corporation.

  •
  A financial institution.

  •
  An organization exempt from tax under Section 501(a), an individual retirement account, or a custodial account under Section 403(b)(7) if the account satisfies the requirements of section 401(f)(2).

  •
  The United States or any agency or instrumentality thereof.

  •
  A State, the District of Columbia, a possession of the United States, or any subdivision or instrumentality thereof.

  •
  A foreign government, a political subdivision of a foreign government, or any agency or instrumentality thereof.

  •
  An international organization or any agency or instrumentality thereof.

  •
  A dealer in securities or commodities required to register in the United States, the District of Columbia, or a possession of the United States.

  •
  A real estate investment trust.

  •
  A common trust fund operated by a bank under section 584(a).

  •
  A trust exempt from tax under section 664 or described in section 4947.

  •
  An entity registered at all times during the tax year under the Investment Company Act of 1940.

  •
  A futures commission merchant registered with the Commodity Futures Trading Commission.

  •
  A middleman known in the investment community as a nominee or custodian.

  •
  A foreign central bank of issue.

        Payments of dividends and patronage dividends not generally subject to backup withholding include the following:

  •
  Payments to nonresident aliens subject to withholding under section 1441.

  •
  Payments to partnerships not engaged in a trade or business in the U.S. and which have at least one nonresident alien partner.

  •
  Payments of patronage dividends where the amount received is not paid in money.

  •
  Payments made by certain foreign organizations.

  •
  Section 404(k) distributions made by an ESOP.

        Payments of interest not generally subject to backup withholding include the following:

  •
  Payments of interest on obligations issued by individuals.

        Note:    You may be subject to backup withholding if this interest is $600 or more and is paid in the course of the payor's trade or business and you have not provided your correct taxpayer identification number to the payor.

  •
  Payments of tax-exempt interest (including exempt-interest dividends under Section 852).

  •
  Payments described in Section 6049(b)(5) to nonresident aliens.

  •
  Payments on tax-free covenant bonds under Section 1451.

  •
  Payments made by certain foreign organizations.

  •
  Payments of mortgage or student loan interest.

        Exempt payees described above should file the Substitute Form W-9 to avoid possible erroneous backup withholding. FILE THIS FORM WITH THE PAYOR, FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER, WRITE "EXEMPT" ON THE FACE OF THE FORM, SIGN AND DATE THE FORM AND RETURN IT TO THE PAYOR.

        Certain payments other than interest, dividends, and patronage dividends that are not subject to information reporting are also not subject to backup withholding. For details, see Sections 6041, 6041A, 6042, 6044, 6045, 6049, 6050A and 6050N, and the regulations under those Sections.

        Privacy Act Notice.    Section 6109 requires most recipients of dividend, interest, or other payments to give taxpayer identification numbers to payors who must report the payments to the IRS. The IRS uses the numbers for identification purposes and to help verify the accuracy of tax returns. Payors must be given the numbers whether or not recipients are required to file a tax return. Payors must generally withhold a portion of taxable interest, dividend, and certain other payments to a payee who does not furnish a taxpayer identification number to a payor. Certain penalties may also apply.

Penalties

        (1)    Penalty for Failure to Furnish Taxpayer Identification Number.    If you fail to furnish your taxpayer identification number to a payor, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

        (2)    Civil Penalty for False Information With Respect To Withholding.    If you make a false statement with no reasonable basis which results in no imposition of backup withholding, you are subject to a penalty of $500.

        (3)    Criminal Penalty for Falsifying Information.    Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

        FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE IRS.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth all expenses in connection with the rescission offer. All amounts shown below are estimates, except the registration fee:

Registration Fee	$180.35
Printing and Duplicating Expenses	12,000.00
Accounting Fees and Expenses	25,000.00
Legal Fees and Expenses	450,000.00
Miscellaneous	10,000.00

Total	$497,180.35

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

        Under Section 145 of the Delaware General Corporation Law ("DGCL"), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses (including attorneys' fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in any action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

        The Amended and Restated Certificate of Incorporation of EarthLink, Inc. (the "Certificate") contains provisions that provide that no director of EarthLink shall be liable for breach of fiduciary duty as a director except for (a) any breach of the director's duty of loyalty to EarthLink or its stockholders; (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (c) liability under Section 174 of the DGCL; or (d) any transaction from which the director derived an improper personal benefit. The Certificate contains provisions that further provide for the indemnification of directors and officers to the fullest extent the DGCL permits. Under the Bylaws of EarthLink, Inc., EarthLink is required to advance expenses an officer or director incurs in defending any such action if the director or officer undertakes to repay such amount if it is determined that the director or officer is not entitled to indemnification.

        In addition to the indemnifications described above, Charles G. Betty, the Chief Executive Officer of EarthLink, and Lee Adrean, the Chief Financial Officer of EarthLink, have each entered into an Indemnification Agreement pursuant to which EarthLink has agreed to indemnify them from any liabilities related to the certifications they each made in reports filed with the Securities and Exchange Commission ("SEC") to the extent required by SEC order number 4-460.

        EarthLink has in effect directors' and officers' liability insurance that may cover liabilities under the Securities Act.

ITEM 16. EXHIBITS

        The Exhibits filed herewith are set forth on the Index to Exhibits filed as a part of this registration statement.

ITEM 17. UNDERTAKINGS

        The undersigned hereby undertakes:

          (a)   (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the registration statement; provided, however, that the undertakings set forth in subparagraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b)   That, for purposes of determining any liability under the Securities Act, each filing of EarthLink's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of EarthLink pursuant to the foregoing provisions, or otherwise, EarthLink has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by EarthLink of expenses incurred or paid by a director, officer or controlling person of EarthLink in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, EarthLink will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 5th day of February, 2004.

EARTHLINK, INC. (Registrant)
By: /s/ CHARLES G. BETTY Charles G. Betty Chief Executive Officer

        Each person whose signature appears below appoints Charles G. Betty and Lee Adrean, or either of them, as such person's true and lawful attorneys to execute in the name of each such person, and to file, any amendments to this registration statement that either of such attorneys shall deem necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission with respect thereto, in connection with the registration of shares of Common Stock of the Registrant that are subject to the registration statement, which amendments may make such changes in such registration statement as either of the above-named attorneys deems appropriate to comply with the undertakings of the Registrant made in connection with this registration statement; and each of the undersigned hereby ratifies all that either of said attorneys shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ CHARLES G. BETTY Charles G. Betty	Chief Executive Officer and Director (principal executive officer)	February 5, 2004
/s/ LEE ADREAN Lee Adrean	Chief Financial Officer (principal financial officer)	February 5, 2004
/s/ KEVIN M. DOTTS Kevin M. Dotts	Vice President—Finance (principal accounting officer)	February 5, 2004
/s/ SKY D. DAYTON* Sky D. Dayton	Chairman of the Board of Directors	February 5, 2004
/s/ MARCE FULLER* Marce Fuller	Director	February 5, 2004
/s/ ROBERT M. KAVNER* Robert M. Kavner	Director	February 5, 2004

/s/ LINWOOD A. LACY, JR.* Linwood A. Lacy, Jr.	Director	February 5, 2004
/s/ THOMAS E. WHEELER* Thomas E. Wheeler	Director	February 5, 2004

* /s/ LEE ADREAN Lee Adrean Attorney-in-fact

INDEX TO EXHIBITS

Exhibit No.	Description
3.1**	Second Amended and Restated Certificate of Incorporation of EarthLink, Inc.
3.2*	Amended and Restated Bylaws of EarthLink, Inc.
4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-8 of EarthLink, Inc.—File No. 333-30024).
4.2
Rights Agreement, dated as of August 6, 2002, between EarthLink, Inc. and American Stock Transfer and Trust Co. (incorporated by reference to Exhibit 4.1 to EarthLink, Inc.'s Form 8-K, dated August 6, 2002—File No. 001-15605).
4.3	Certificate of Designations, Preferences and Rights of Series D Junior Preferred Stock (set forth in Exhibit 3.1).
5.1**	Opinion of Hunton & Williams LLP.
8.1*	Opinion of Hunton & Williams LLP as to certain federal income tax consequences of the rescission offer.
23.1**	Consent of Hunton & Williams LLP (included in Exhibit 5.1).
23.2*	Consent of Independent Auditors.
24.1**	Powers of attorney (set forth on the signature page of this registration statement).
99.1*	Letter of Charles G. Betty, Chief Executive Officer.

*
Filed herewith.

**
Previously filed.

QuickLinks

TABLE OF CONTENTS
ANSWERS TO COMMON QUESTIONS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION BY REFERENCE
RISK FACTORS
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
THE COMPANY
PRICE RANGE OF COMMON STOCK
THE RESCISSION OFFER
FEDERAL INCOME TAX EFFECTS OF THE RESCISSION OFFER
USE OF PROCEEDS
IMPORTANT NOTICE CONCERNING YOUR RIGHTS UNDER THE EARTHLINK, INC. 401(K) PLAN
LEGAL MATTERS
EXPERTS
HOW ACCEPTING THE RESCISSION OFFER COULD AFFECT YOU
Acceptance Form A
Acceptance Form B
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
SIGNATURES